    Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PubMatic Inc.,
a Delaware corporation,
Marlin Acquisition Sub, Inc.,
a Delaware corporation,
ConsultMates, Inc.,
a Delaware corporation,
and
Shareholder Representative Services LLC as the Holders’ Agent
___________________________
Dated as of September 14, 2022
___________________________

Exhibits

Exhibit A    -    Definitions
Exhibit B    -    Form of Stockholder Agreement
Exhibit C    -    Form of Written Consent
Exhibit D    -    Form of Certificate of Merger
Exhibit E-1    -    Form of FIRPTA Notice
Exhibit E-2    -    Form of FIRPTA Notification Letter
Exhibit F    -    Form of Parachute Payment Waiver
Exhibit G    -    Form of Promised Option Waiver
Exhibit H    -    Form of Option Waiver

Schedules

Company Disclosure Letter
Schedule A    -    Critical Employees
Schedule B    -    Consenting Stockholders
Schedule C    -    Contracts to be Amended or Terminated
Schedule D    -    Confirmatory Assignments of Intellectual Property
Schedule E    -    Working Capital Methodologies

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 14, 2022 (the “Agreement Date”), by and among PubMatic, Inc., a Delaware corporation (“Acquirer”), Marlin Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), ConsultMates, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Converting Holders (the “Holders’ Agent”). Certain other capitalized terms used herein are defined in Exhibit A.
Recitals
A.    Acquirer, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Acquirer.
B.    The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Merger (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger.
C.    The board of directors of Merger Sub has (1) declared this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the stockholder of Merger Sub and (2) adopted a resolution recommending that Acquirer, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger.
D.    Acquirer has obtained the requisite approvals for this Agreement and the Transactions and Acquirer, as the sole stockholder of Merger Sub, shall, on the Agreement Date immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Merger.
E.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, Tatiana Mimica and James Hassett (each, a “Key Employee”) have each executed Acquirer’s customary form of (1) an employment offer letter, together with a confidential information and invention assignment agreement (together, an “Offer Letter”), (2) a restrictive covenant agreement (a “Restrictive Covenant Agreement”) and (3) a vesting agreement (a “Vesting Agreement”), each to become effective upon the Closing.
F.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the individuals set forth on Schedule A (each, a “Critical Employee”) have each executed an Offer Letter, each to become effective upon the Closing.
G.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the Company Stockholders identified on Schedule B (collectively, the “Consenting Stockholders”), shall enter into and deliver to Acquirer a stockholder agreement in substantially the form attached hereto as Exhibit B (the “Stockholder Agreement”) executed by each Consenting Stockholder.

H.    Immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Acquirer a written consent in substantially the form attached hereto as Exhibit C (a “Written Consent”) executed by the Consenting Stockholders, evidencing the obtainment of the Company Stockholder Approval.
Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
The Merger
1.1    The Merger.
(a)    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and as a wholly owned subsidiary of Acquirer.
(b)    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject to the DGCL and this Agreement, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(c)    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place remotely by the electronic exchange of documents, or at such other location as Acquirer and the Company agree, at (i) 10:00 a.m. Pacific time on a date to be agreed by Acquirer and the Company, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that if such Business Day would otherwise occur anytime during the final 15 days of a fiscal quarter of Acquirer, then Acquirer may, in its discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of Acquirer, in which case the Closing shall be held on such first Business Day (so long as all of the conditions set forth in Article VI (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall continue to be satisfied or waived in accordance with this Agreement on such first Business Day), or (ii) such other date and time and/or such other location as Acquirer and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
(d)    Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL, in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the Certificate of Merger (the “Effective Time”).
(e)    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Acquirer and the Company prior to the Effective Time:
(i)    the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL;

(ii)    the Company shall take all actions necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(iii)    the Company shall take all actions necessary to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the only directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.2    Closing Deliveries.
(a)    Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing, a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied.
(b)    Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:
(i)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(e) has been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) the certificate of incorporation of the Company (the “Certificate of Incorporation”) in effect as of the Closing, (B) the bylaws of the Company (the “Bylaws”) in effect as of the Closing, (C) the resolutions of the Board (I) declaring this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (II) approving this Agreement in accordance with the DGCL and (III) directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger, and (D) the resolutions of the Company Stockholders adopting this Agreement and approving the Merger;
(iii)    written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated) and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company, its Affiliates and/or the Surviving Corporation;
(iv)    one or more Written Consents executed by each Consenting Stockholder and such other Company Stockholders as are necessary, when taken together with the Consenting Stockholders, to evidence the obtainment of the Company Stockholder Approval and the Requisite Stockholder Approval;
(v)    the Stockholder Agreement, executed by each Consenting Stockholder and joined by each other Company Stockholder that has executed a Written Consent;
(vi)    Offer Letters, effective as of the Closing, executed by each Key Employee, Critical Employee and other Continuing Employee;
(vii)    Restrictive Covenant Agreements, effective as of the Closing, executed by each Key Employee;

(viii)    Vesting Agreements, effective as of the Closing, executed by each Key Employee;
(ix)    a resignation letter reasonably satisfactory to Acquirer executed by each director and officer of the Company in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Closing;
(x)    a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the Secretary of the Company, terminating certain or all of the Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including the Company’s 401(k) plan (the “401(k) Plan”) and the Company Option Plan with such termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;
(xi)    a certificate from the Secretary of State of the State of Delaware and the State of Ohio and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within five Business Days prior to the Closing Date, certifying that the Company is in good standing;
(xii)    evidence reasonably satisfactory to Acquirer of the termination or waiver of any rights of first refusal, redemption rights, conversion rights and rights of notice of any Company Securityholder with respect to any of the Transactions, effective as of, and contingent upon the Closing;
(xiii)    the Spreadsheet completed to include all of the information specified in Section 5.8 in a form reasonably satisfactory to Acquirer and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;
(xiv)    the Company Closing Financial Certificate;
(xv)    FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit E-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit E-2, dated as of the Closing Date and executed by the Company;
(xvi)    evidence reasonably satisfactory to Acquirer of (A) the Company’s receipt of all consents, waivers and approvals or the Company’s provision of third party notices described in Section 5.5(a) and (B) the amendment or termination, as applicable, of each of the Contracts listed on Schedule C, as described therein;
(xvii)    the Certificate of Merger, executed by the Company;
(xviii)    payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt for borrowed money (including each Company Note), which letters provide for the release of all Encumbrances relating to the Company Debt following satisfaction of the terms contained in such payoff letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Company Debt);
(xix)    executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquirer that all Encumbrances on the assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing;

(xx)    prior to the solicitation of the Company Stockholder vote described under Section 5.16, a parachute payment waiver, in substantially the form attached hereto as Exhibit F (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.16;
(xxi)    executed confirmatory assignments of Intellectual Property from the individuals listed on Schedule D, in each case in a form that is reasonably satisfactory to Acquirer; and
(xxii)    a waiver and consent, in substantially the form attached hereto as Exhibit G (an “Promised Option Waiver”), executed by each Promised Optionholder.
Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Acquirer or Merger Sub that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or Merger Sub’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.
1.3    Effect on Capital Stock, Convertible Notes and Options.
(a)    Treatment of Company Capital Stock, Company Options and Company Notes. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, Company Stockholder, Company Optionholder, Company Noteholder or any other Person:
(i)    Company Capital Stock. Each share of Company Capital Stock held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, an amount in cash, without interest, equal to the Common Per Share Consideration. The amount of cash each Converting Holder holding shares of Company Capital Stock is entitled to receive for such shares of Company Capital Stock shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Converting Holder.
(ii)    Company Options. Each Company Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be terminated and cancelled at the Effective Time and shall not be assumed by Acquirer, and no Company Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of Acquirer. Upon cancellation thereof, each In the Money Option that is vested and outstanding immediately prior to such cancellation (“Vested In the Money Option”) shall be converted into and represent the right to receive, subject to and in accordance with Section 1.4, an amount in cash, without interest, with respect to each share of Company Common Stock underlying such Vested In the Money Option, equal to the excess of (A) the Common Per Share Consideration over (B) the per share exercise price of such Vested In the Money Option (collectively, the “Option Payments”). The amount of cash each Converting Holder holding Vested In the Money Options is entitled to receive for such Vested In the Money Options shall be rounded to the nearest cent and computed after aggregating cash amounts for all Vested In the Money Options held by such Converting Holder and will be reduced by the employee portion of any applicable payroll, income tax or other withholding taxes. Upon cancellation thereof, no payment shall be made with respect to any Company Option that is not a Vested In the Money Option. The Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Options pursuant to this Section 1.3(a)(ii).
(iii)    Company Notes. Each Company Note shall, pursuant to the applicable payoff letter to be delivered by the Company in accordance with Section 1.2(b)(xviii), be cancelled and extinguished and shall not be assumed by Acquirer in the Merger.

(iv)    Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of cash to be paid by Acquirer to the Company Securityholders pursuant to this Agreement exceed the Merger Consideration.
(b)    Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(c)    Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.
(d)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(e)    Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Merger Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 8.2, the payout of consideration under this Agreement to the Converting Holders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.3(e) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Company Stockholder.
(f)    Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Securityholder.

Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(g)    No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.
1.4    Payment Procedures.
(a)    Surrender of Certificates for Stock.
(i)    As soon as reasonably practicable after the Closing, to the extent not previously delivered, Acquirer shall mail, or cause to be mailed, a letter of transmittal in customary form together with instructions for use thereof (the “Letter of Transmittal”) to every holder of record of Company Capital Stock, whether such shares are certificated or in uncertified book-entry form, that was issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal (A) solely with respect to shares of the Company Capital Stock that are certificated, shall specify that delivery of such certificates that immediately prior to the Effective Time represented issued and outstanding Company Capital Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by Paying Agent (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 1.4(a)(v)), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates and (B) shall be in such form and have such other provisions as Acquirer may reasonably specify, including an agreement to be bound by the provisions of Section 1.4(c) and Article VIII and agree to release, solely in his, her or its capacity as a Company Stockholder, the Company and the Surviving Corporation from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates and/or the Transactions.
(ii)    As soon as reasonably practicable after the Closing, Acquirer shall cause to be deposited with U.S. Bank N.A. and/or any other bank or trust company as Acquirer may choose in its discretion (the “Paying Agent”) the portion of the Merger Consideration payable to Company Stockholders pursuant to Section 1.3(a)(i) in respect of their shares of Company Capital Stock, subject to Section 1.4(c).
(iii)    As soon as reasonably practicable after the date of delivery to the Paying Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal, (A) the holder of record of such Certificate shall, subject to the delivery to Acquirer of a Stockholder Agreement executed by such holder, be entitled to receive the amount of cash that such holder has the right to receive pursuant to Section 1.3(a)(i) in respect of such Certificate, less such Converting Holder’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount, and (B) such Certificate shall be cancelled.
(iv)    Upon receipt of written confirmation of the effectiveness of the Merger from the Secretary of State of the State of Delaware, Acquirer will instruct the Paying Agent to pay, subject to any applicable Vesting Agreement, to each Converting Holder by check or wire transfer of same-day funds the aggregate amount of cash payable to such Converting Holder pursuant to Section 1.3(a)(i), less such Converting Holder’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount, other than in respect of Dissenting Shares to holders thereof, as promptly as practicable following the submission of a Certificate to the Paying Agent and a duly executed Letter of Transmittal by such Converting Holder, subject to the delivery to Acquirer of a Stockholder Agreement executed by such Converting holder.
(v)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed, the Paying Agent will pay in exchange for such lost, stolen or destroyed document the applicable portion of the Merger Consideration payable pursuant to Section 1.3(a)(i) in respect of such Person’s shares of Company Common Stock, less the applicable portion of such Converting Holder’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount; provided that the Acquirer or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a medallion guarantee or indemnity agreement as Acquirer or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Acquirer, the Surviving Corporation, the Paying Agent and/or any of their respective representatives or agents with respect to such Certificate.
(b)    Surrender of Options. Acquirer shall, no later than the second regularly-scheduled payroll date of Acquirer that is no more than 31 days after the Closing Date, cause the Option Payments to be paid to each Company Optionholder holding Vested In the Money Options, less an amount in cash equal to such Company Optionholder’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount, which amount shall (i) in the case of Option Payments made to Company Optionholders who were employees of the Company for employment Tax purposes (“Employee Optionholders”), be paid through the Surviving Corporation’s payroll system in accordance with Acquirer’s standard payroll practices, and subject to any required withholding for applicable Taxes and (ii) in the case of Option Payments made to Company Optionholders who were not employees of the Company for employment Tax purposes (“Non-Employee Optionholders”), through the Paying Agent; provided that such payment to such Company Optionholder shall be made only if such Company Optionholder shall have delivered a duly executed waiver and acknowledgement substantially in the form of Exhibit H attached here to (the “Option Waiver”). Acquirer shall, no later than the second regularly-scheduled payroll date of Acquirer that is no more than 31 days after the Closing Date, cause the Promised Option Payments to be paid to each Promised Optionholder, less an amount in cash equal to such Promised Optionholder’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount, which amount shall (i) in the case of Promised Option Payments made to Promised Optionholders who were employees of the Company for employment Tax purposes (“Employee Promised Optionholders”), be paid through the Surviving Corporation’s payroll system in accordance with Acquirer’s standard payroll practices, and subject to any required withholding for applicable Taxes and (ii) in the case of Promised Option Payments made to Promised Optionholders who were not employees of the Company for employment Tax purposes (“Non-Employee Promised Optionholders”), be paid through the Paying Agent; provided that such payment to such Promised Optionholder shall be made only if such Promised Optionholder shall have delivered a duly executed Promised Option Waiver.
(c)    Holdback Amount and the Expense Fund Amount. Notwithstanding anything to the contrary herein, Acquirer shall withhold from each Converting Holder’s applicable portion of the Merger Consideration payable to such Converting Holder pursuant to Section 1.3(a) or with respect to each Promised Optionholder, from such Promised Optionholder’s applicable portion of the Promised Option Payments payable to such Promised Optionholder pursuant to the terms set forth in such Promised Optionholder’s Promised Option Waiver delivered to Acquirer, such Converting Holder’s Pro Rata Share of the Holdback Amount and the Expense Fund Amount; provided that, with respect to each Key Employee, such Key Employee’s contribution to the Holdback Amount shall, to the maximum extent possible, comprise cash consideration that is subject to forfeiture and other restrictions under the Key Employee’s Vesting Agreement (the “Revested Cash”). Any such Revested Cash so placed in the Holdback Fund shall vest prior to any Revested Cash not placed in the Holdback Fund. The Holdback Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any payment obligations of the Converting Holders under Section 1.6 and Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Article VIII, and shall be held and distributed in accordance with Section 8.1. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute, among other things, approval of the Holdback Amount and the Expense Fund Amount, the withholding of the Holdback Amount and the Expense Fund Amount by Acquirer and the appointment of the Holders’ Agent.
(d)    Transfers of Ownership. If any cash amount payable pursuant to Section 1.3(a) is to be paid to a Person other than the Person to which the Certificate or Company Option surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that such Certificate or Company Option shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Certificate or Company Option, or established to the reasonable satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.
(e)    No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(f)    Unclaimed Consideration. Each holder of a Certificate or Company Option who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.4 shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration payable pursuant to Section 1.3(a) in respect of such Certificate or Company Option. Notwithstanding anything to the contrary contained herein, if any Certificate or Company Option has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration payable pursuant to Section 1.3(a) in respect of such Certificate or Company Option would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate or Company Option shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
1.5    No Further Ownership Rights in the Company Capital Stock, Company Options or Company Notes. The applicable portion of the Merger Consideration paid or payable following the surrender for exchange of the Certificates and Company Options in accordance with this Agreement shall be paid or payable in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates or issuable pursuant to such Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Company Options that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or document or instrument representing a Company Option is presented to the Surviving Corporation for any reason, such Certificate or Company Option shall be cancelled and exchanged as provided in this Article I.
1.6    Company Net Working Capital Adjustment.
(a)    Pursuant to Section 5.14, the Company shall deliver the Company Closing Financial Certificate to Acquirer not later than two Business Days prior to the Closing Date.
(b)    Within 75 days after the Closing, Acquirer shall deliver to the Holders’ Agent a notice (the “Acquirer NWC Notice”) setting forth Acquirer’s calculation of Company Net Working Capital and the amount by which Company Net Working Capital as calculated by Acquirer is less or more than Company Net Working Capital as set forth in the Company Closing Financial Certificate, in each case together with supporting documentation, information and calculations, and in accordance with the Working Capital Methodologies.
(c)    The Holders’ Agent may object to the calculation of Company Net Working Capital set forth in the Acquirer NWC Notice by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Acquirer NWC Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Holders’ Agent on behalf of the Converting Holders.
(d)    If the Holders’ Agent timely provides the Notice of Objection, then Acquirer and the Holders’ Agent shall confer in good faith for a period of up to 10 Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Converting Holders.
(e)    If, after the 10 Business Day period set forth in Section 1.6(d), Acquirer and the Holders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the

Holders’ Agent shall engage KPMG LLC or, if such firm is not able or willing to so act, another nationally recognized auditing firm acceptable to both Acquirer and the Holders’ Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Holders’ Agent and the calculation of Company Net Working Capital included in the Company Closing Financial Certificate, the Acquirer NWC Notice and the Notice of Objection ( the “NWC Calculations”) to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Converting Holders, and the Reviewing Accountant shall provide Acquirer and the Holders’ Agent with a calculation of Company Net Working Capital in accordance with such determination.
(f)    The “Final Net Working Capital Adjustment” shall be an amount, either positive or negative, equal to the sum of (x) the Company Net Working Capital as finally determined pursuant to Section 1.6(b), Section 1.6(d) and/or Section 1.6(e), as the case may be (the “Final Net Working Capital”), minus (y) the Company Net Working Capital as set forth in the Company Closing Financial Certificate. If the Final Net Working Capital Adjustment is a negative amount (such amount, the “Final Net Working Capital Shortfall”) then Acquirer shall withdraw an amount in cash equal to the Final Net Working Capital Shortfall from the Holdback Fund in full satisfaction of any amount due pursuant to this Section 1.6. If the Final Net Working Capital Adjustment is a positive amount (such amount, the “Final Net Working Capital Surplus”) then Acquirer shall pay to the Paying Agent (for distribution to (x) Company Stockholders in respect of Company Capital Stock, (y) Non-Employee Optionholders in respect of Vested In the Money Options and (z) Non-Employee Promised Optionholders) and Acquirer or the Surviving Corporation (for distribution to (x) Employee Optionholders through Acquirer’s or the Surviving Corporation’s payroll system and (y) Employee Promised Optionholders through Acquirer’s or the Surviving Corporation’s payroll system) an amount in cash equal to the Final Net Working Capital Surplus, using immediately available funds, in accordance with each Converting Holder’s Pro Rata Share.
(g)    The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Acquirer in the event the difference between the Final Net Working Capital as determined by the Reviewing Accountant pursuant to Section 1.6(e) and the NWC Calculations set forth in the Acquirer NWC Notice (such difference, the “Acquirer’s Difference”) is greater than the difference between the Final Net Working Capital as determined by the Reviewing Accountant pursuant to Section 1.6(e) and the NWC Calculations set forth in the Notice of Objection (such difference, the “Holders’ Agent’s Difference”), (ii) by the Converting Holders if the Acquirer’s Difference is less than the Holders’ Agent’s Difference or (iii) equally by Acquirer on the one hand, and the Converting Holders on the other hand, if the Acquirer’s Difference is the same as the Holders’ Agent’s Difference. Acquirer may withdraw an amount in cash equal to the amount of all fees costs and expenses of the Reviewing Accountant to be paid by the Converting Holders pursuant to Section 1.6(g)(ii) or Section 1.6(g)(iii), if any, from the Holdback Fund.
1.7    Tax Consequences. Neither Acquirer nor Merger Sub makes any representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Transactions and the other agreements contemplated by this Agreement.
1.8    Certain Taxes. The Company Securityholders, on the one hand, and Acquirer, on the other hand, shall each bear 50% of any transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement, and the party required by Applicable Law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. Acquirer, the Company, and the Holders’ Agent (on behalf of the Converting Holders) agree to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any such Taxes.

1.9    Withholding Rights. Each of Acquirer, the Surviving Corporation and the Paying Agent (the “Withholding Agent”) shall be entitled to deduct and withhold from any payments of cash pursuant to this Agreement to any holder of any shares of Company Capital Stock, Company Options, Company Promised Options or Company Notes such amounts in cash as the Withholding Agent is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.
1.10    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
Representations and Warranties of the Company
Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows:
2.1    Organization, Standing and Power.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has and, since its inception has had, no Subsidiaries or any Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity. There are no outstanding and currently effective powers of attorneys executed by or on behalf of the Company.
(b)    Neither the Company nor any of its stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or the winding up or cessation of the business or affairs of the Company.
(c)    Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board, (ii) the names of the members of each committee of the Board and (iii) the names and titles of the officers of the Company.
2.2    Capital Structure.
(a)    The authorized Company Capital Stock consists solely of (i) 10,843,073 shares of Company Common Stock and (ii) 1,466,689 shares of Company Preferred Stock, 746,909 shares of which are designated as Series Seed A Preferred Stock and 719,780 shares of which are designated as Series Seed B Preferred Stock. A total of 8,626,819 shares of Company Common Stock, 746,909 shares of Series Seed A Preferred Stock and 719,778 shares of Series Seed B Preferred Stock, are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company

Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Option Plans that are outstanding as of the Agreement Date or the conversion of Company Notes that are outstanding as of the Agreement Date. The Company does not hold any treasury shares. Schedule 2.2(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, (i) a true, correct and complete list of the Company Stockholders and the number and type of such shares so owned by such Company Stockholder, and any beneficial holders thereof, if applicable and (ii) the number of shares of Company Common Stock that would be owned by such Company Stockholder assuming conversion of all shares of Company Preferred Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation, the Bylaws or any Contract to which the Company is a party or by which the Company or any of its assets are bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. To the knowledge of the Company, no Company Stockholder that is a limited partnership has any limited partners who are employees of Acquirer. Each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis. All issued and outstanding shares of Company Capital Stock and all Company Options and Company Notes were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation, the Bylaws, the Company Option Plans (if applicable) and any applicable Contracts to which the Company is a party or by which the Company or any of its assets are bound. No share of Company Capital Stock is certificated. No share of Company Capital Stock is an Unvested Company Share.
(b)    As of the Agreement Date, the Company has reserved 709,565 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 242,979 shares are subject to outstanding and unexercised Company Options, and 466,586 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Option Plan, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law), the term of each Company Option, the Company Option Plan under which such Company Option was granted (if any) and the country and state of residence of such Company Optionholder. All Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates, as of the Agreement Date, which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company, as applicable. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such Company Option) have been made available to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being made available to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plans or Contracts in any case from those made available to Acquirer. The terms of the Company Option Plans permit the treatment of Company Options as made available herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options.

(c)    Schedule 2.2(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding convertible notes issued by the Company (each a “Company Note”), including the principal amount, interest rate, premium payable upon the Closing, the date of issuance, and the term of each such Company Note.
(d)    Schedule 2.2(d) of the Company Disclosure Letter sets forth a true, correct and complete list of individuals as of the Agreement Date who have been offered an opportunity to receive Company Options under an offer letter from, Contract with or other commitment from the Company (which has not expired, been rescinded or rejected), but who have not been granted such Company Options, including the number of promised but ungranted Company Options, and the vesting commencement date and vesting schedule applicable to the promised but ungranted Company Options described in the offer letter from, Contract with or other commitment from the Company for each such listed individual (the “Promised Optionholders” and such promised but ungranted options, the “Company Promised Options”).
(e)    As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Options and Company Notes. Other than as set forth on Schedules 2.2(a), 2.2(b), 2.2(c) and 2.2(d) of the Company Disclosure Letter, as of the Agreement Date, no Person has any Equity Interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Securityholder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Notes, call, right or Contract.
(f)    No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(g)    There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company, on the one hand, and any Company Securityholder, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment with or service to the Company, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders. Neither the Company Option Plans nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets are bound relating to any Company Options or Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Company Options or Unvested Company Shares or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Effective Time or otherwise.
(h)    As of the Closing, (i) the number of shares of Company Capital Stock set forth in the Spreadsheet as being owned by a Person, or subject to Company Options or Company Notes owned by such Person, will constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other Equity Interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any shares of Company Capital Stock, Company Options, Company Notes or any other Equity Interests of the Company and (iii) the shares of Company Capital Stock, Company Options and/or Company Notes disclosed in the Spreadsheet will be free and clear of any Encumbrances.
2.3    Authority; Non-contravention.

(a)    Subject to obtaining the Company Stockholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document has been duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) declared that this Agreement and the Transactions upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The affirmative votes of the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger under the DGCL, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”).
(b)    The execution and delivery of this Agreement and the other Company Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any right or benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation, the Bylaws or other equivalent organizational or governing documents of the Company, in each case as amended to date, (B) any Contract of the Company or any Contract applicable to any material assets of the Company or (C) any Applicable Law.
(c)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger, as provided in Section 1.1(d), and (ii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Company Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Company Transaction Document and Applicable Law.
(d)    The Company, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of the Company will not be applicable to any of Acquirer, the Company, or the Surviving Corporation, or to the execution, delivery, or performance of this Agreement or the Stockholder Agreement, or to the Transactions, the Company Stockholder Approval or the Requisite Stockholder Approval.
2.4    Financial Statements; No Undisclosed Liabilities.
(a)    The Company has delivered to Acquirer its unaudited financial statements for the fiscal years of 2020 and 2021 and its unaudited financial statements for the eight-month period ended August 31, 2022 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) are true, correct and complete in all material respects and (v) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved.
(b)    The Company has no Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of August 31, 2022 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.
(c)    Schedule 2.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing.
(d)    Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.
(e)    The accounts receivable of the Company (collectively, the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within 60 days following the Agreement Date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business consistent with past practice, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are collectible in the book amounts thereof within 60 days following the Agreement Date, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practice that are or shall be sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. To the Company’s knowledge, no Person has any Encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Schedule 2.4(e) of the Company Disclosure Letter sets forth, as of the Agreement Date, an aging of the Accounts Receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns.
(f)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company. None of the Company, the Company’s independent auditors and, to the knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants, or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. None of the Company and, to the knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company, in each case, its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company, whether or not employed by the Company, has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or, in each case, its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data.
2.5    Absence of Changes. Since the Company Balance Sheet Date, (i) the Company has conducted the Business only in the ordinary course of business consistent with past practice, (ii) there has not occurred a Material Adverse Effect with respect to the Company and (iii) the Company has not done, caused or permitted any action that would constitute a breach of Section 4.2 if such action were taken by the Company without the written consent of Acquirer, between the Agreement Date and the earlier of the termination of this Agreement and the Effective Time.
2.6    Litigation. There is no Legal Proceeding to which the Company is a party pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or, in each case, any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), and, to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding. There is no Order against the Company, or any of its assets, or, to the knowledge of the Company, any of the Company’s directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any of its assets or any of the Company’s directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) based upon: (i) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets or (iii) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. The Company does not have any Legal Proceeding pending against any other Person.
2.7    Restrictions on Business Activities. There is no Contract or Order binding upon the Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business.
2.8    Compliance with Laws; Governmental Permits.

(a)    The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, Applicable Law.
(b)    The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.
2.9    Title to, Condition and Sufficiency of Assets; Real Property.
(a)    The Company has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.
(b)    The tangible assets and personal properties owned, leased or licensed by the Company (i) constitute all of the tangible assets and personal properties that are necessary for the Company to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its tangible assets and personal properties and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without the need for Acquirer to acquire or license any other asset, property or Intellectual Property. Notwithstanding the foregoing, the representations and warranties shall not apply to any Intellectual Property asset or Company Data, which shall instead be governed by Section 2.10.
(c)    Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company. The Company has made available to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.
2.10    Intellectual Property.
(a)    As used herein, the following terms have the meanings indicated below:
(i)    “Company Data” means all data Processed in connection with the marketing, delivery, or use of any Company Product, including Company Licensed Data, Company-Owned Data and Personal Data.
(ii)    “Company Data Agreement” means any Contract involving Company Data to which the Company is a party or is bound by.
(iii)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company.

(iv)    “Company Licensed Data” means all data that is Processed by the Company and is owned, purported to be owned, held, or collected by a third party.
(v)    “Company-Owned Data” means each element of data collected, generated, or received that the Company owns or purports to own.
(vi)    “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.
(vii)    “Company Privacy Policies” means, collectively, any and all (A) of the Company’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person, and (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data.
(viii)    “Company Products” means all products or services marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.
(ix)    “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company.
(x)    “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs included in any Company-Owned Intellectual Property or Company Products.
(xi)    “Company Websites” means all web sites owned, operated or hosted by the Company (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter).
(xii)    “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that are used by the Company in the Business.
(xiii)    “Inbound Licenses” means all Contracts to which the Company is a party or by which the Company is bound pursuant to which the Company is granted any license, release, option or other right to any Third-Party Intellectual Property that is used in the development, marketing or licensing of the Company Products.
(xiv)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xv)    “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: (A) patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, (B) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, (C) Internet domain name applications and registrations,

Internet and World Wide Web URLs or addresses, (D) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, (E) database rights, (F) moral and economic rights of authors and inventors, however denominated and (G) any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.
(xvi)    “Outbound Licenses” means all Contracts to which the Company is a party or by which the Company is bound pursuant to which a third party is granted any license, release, option or other right relating to any Company-Owned Intellectual Property.
(xvii)    “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
(xviii)     “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, machine learning, artificial intelligence, source code and executable code, whether embodied in software, or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, models, prototypes, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists, and vendor lists and business partner lists and any and all instantiations or embodiments of the foregoing.
(xix)    “Standard Customer Contract” means a Contract with a customer on the Company’s standard form of customer agreement (copies of which have been provided to Acquirer) with no material deviations.
(xx)    “Standard Inbound Licenses” means licenses for Third-Party Intellectual Property granted to the Company to generally commercially available software (excluding Open Source Materials) that (A) has not been modified or customized for Company, (B) is not incorporated in any Company Products, and (C) is licensed for a fee that does not exceed $10,000 in any calendar year.
(xxi)    “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.
(b)    Status. The Company has full title and exclusive ownership of, all Company-Owned Intellectual Property, free and clear of any Encumbrances, except for Permitted Encumbrances. The Company Intellectual Property collectively constitutes all of the Intellectual Property (i) necessary for the conduct of the Business as currently conducted and as proposed to be conducted by the Company, and (ii) that are used in or held for use for the Business. The Company has not transferred ownership of, or granted any exclusive rights in, any Company-Owned Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property, except for Permitted Encumbrances.
(c)    Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual

Property is subsisting, and, to the knowledge of the Company, valid and enforceable (or in the case of applications, applied for). All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.
(d)    Company Products. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Products that have been made available for use or purchase by the Company, including any products or service currently under development and scheduled for commercial release within 90 days following the date of this Agreement.
(e)    No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any Governmental Entity, or any university, college, other educational institution military, multi-national, bi-national or international organization or research center (each an “R&D Sponsor”) performing (directly or indirectly) research sponsored by any R&D Sponsor, or (ii) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in such Company-Owned Intellectual Property. Without limiting the foregoing, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor or other third party during the period of time during which such developer, inventor or other contributor was also performing services for the Company. No R&D Sponsor or other third party has any claim of right to, ownership of or other encumbrance on any Company-Owned Intellectual Property.
(f)    Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)    Invention Assignment and Confidentiality Agreement. The Company has secured from all current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company (any such Person, an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the waiver of all non-assignable rights. Except as set forth in Schedule 2.10(g) of the Company Disclosure Letter, no Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors. The Company has made available to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company.
(h)    No Violation. To the knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract with the Company relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(i)    Confidential Information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations on the part of the Company or, to the knowledge of the Company, with respect to Confidential Information by any third-party.
(j)    Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. The Company has not received any notice or communication indicating or alleging that the Company is infringing or misappropriating any Third-Party Intellectual Property. The operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property, and (ii) the Company’s use of any product, device, process or service used in the Business as previously conducted, currently conducted and as proposed to be conducted by the Company, has not, does not, and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company conducts the Business or in which Company Products are developed, marketed, distributed, licensed or sold and there is no reasonable basis for any such claims. The Company has not been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that the Company has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company-Owned Intellectual Property or Company Product is subject to any Legal Proceeding, Order, or settlement agreement to which the Company is a party, that restricts in any manner the use, transfer or licensing thereof by the Company, or that may adversely affect the validity, use or enforceability of any Company-Owned Intellectual Property or Company Product. The Company has not received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted infringes or misappropriates any Third-Party Intellectual Property.
(k)    Licenses; Agreements.
(i)    Schedule 2.10(k)(i) of the Company Disclosure Letter lists, as of the Agreement Date, all Outbound Licenses (other than: (A) Standard Customer Contracts, (B) Contracts providing primarily for confidentiality and non-use obligations related to confidential information (i.e., non-disclosure agreements) entered into in the ordinary course of business consistent with past practice, and that does not grant any license, option or other right relating to any Company-Owned Intellectual Property material to the Business (“NDAs”), (C) Contracts granting non-exclusive rights under Company-Owned Intellectual Property to a third party solely for the purposes of providing services to, for, or on behalf of the Company in the ordinary course of business consistent with past practice, (“Service Provider Licenses”), (D) employee invention assignment agreements and consulting agreements on the Company’s standard form of agreement, copies of which have been made available to Acquirer (“Personnel Agreements”), and (E) Contracts granting non-exclusive licenses to trademarks or service marks owned by Company where such license is merely incidental to the transactions contemplated in such Contracts, the commercial purpose of which is primarily for something other than such license and where such Contracts are entered into in the ordinary course of business consistent with past practice) (“Incidental Trademark Licenses”).
(ii)    Schedule 2.10(k)(ii) of the Company Disclosure Letter lists, as of the Agreement Date, all Inbound Licenses (other than: (A) Standard Inbound Licenses, (B) licenses to Open Source Materials, (C) Personnel Agreements, or (D) NDAs).

(iii)    Other than fees payable to Governmental Entities and domain name registrars for the filing, prosecution and maintenance of Company Registered Intellectual Property, the Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, license or use of any Company-Owned Intellectual Property.
(iv)    At and immediately after the Closing, the Surviving Corporation (as a wholly-owned subsidiary of Acquirer) will be permitted exercise all of the Company’s rights under all Inbound Licenses and all Outbound Licenses to the same extent the Company would have been able to, had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.
(v)    No Contract to which the Company is a party or by which the Company is bound requires the Company to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product.
(vi)    None of the Outbound Licenses grants any third party the right to sublicense any Company Intellectual Property.
(vii)    No third party that has licensed Intellectual Property to the Company has ownership or license rights to improvements or derivative works of such Intellectual Property made by the Company.
(l)    Non-Contravention. None of the Contracts to which the Company is a party or by which the Company is bound will, following the execution and performance of this Agreement or the consummation of the Transactions, result in: (i) Acquirer or any of its Affiliates (excluding Company) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates (excluding Company), (ii) Acquirer or any of its Affiliates (excluding Company), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer or the Surviving Corporation (excluding Company) being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions, or (iv) any termination of, or other material impact to, any Company Intellectual Property.
(m)    Company Source Code. The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development, maintenance or security of Company Source Code and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development, maintenance or security of Company Source Code. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(n)    Open Source Software. Schedule 2.10(n)(i) of the Company Disclosure Letter identifies all Open Source Materials incorporated into, embedded in or linked to any Company Products and describes whether the Open Source Materials were modified and/or distributed by the Company and identifies the licenses under which such Open Source Materials were used. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 2.10(n)(ii) of the Company Disclosure Letter, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-

Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or requires, or purports to require (other than with respect to such Open Source Materials in their unmodified form) any Company-Owned Intellectual Property to be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.
(o)    Information Technology.
(i)    Status. The ICT Infrastructure that is currently used in the Business: (A) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business as of the Agreement Date; and (B) operates in good working order and functions in accordance with all applicable documentation and specifications without any material substandard performance or defect in any part of the ICT Infrastructure.
(ii)    Plans. The Company has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices for comparable business, and acts in material compliance therewith. The Company has tested such plans on a periodic basis, and such plans have proven effective upon testing.
(iii)    Company Databases. Schedule 2.10(o)(iii) of the Company Disclosure Letter identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company at any time (collectively, the “Company Databases”), the types of Company Data in each such database (including Company Licensed Data and Company-Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database.
(iv)    Processing. The Company has valid and subsisting contractual rights and consents to Process or to have Processed all Company Licensed Data in the manner that it is Processed by or for the Company as necessary for the operation of the Business. The Company has all rights, and all permissions, consents, licenses or authorizations required under Applicable Law (including Privacy Laws) and relevant Contracts (including Company Data Agreements), to use, retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company Licensed Data as necessary for the operation of the Business as conducted as of the Agreement Date. The Company has been and is in compliance with all Contracts pursuant to which the Company Processes or has Processed Company Licensed Data, and the execution, delivery and performance of this Agreement will not conflict with, or result in any violation or breach of, or default under, any such Contract.
(v)    Company Data. The Company is the owner of all right, title and interest in and to each element of Company-Owned Data. The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person.
(p)    No Defects.    The Company Products are free from known defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor; and the software included in the Company Products does not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing materially in accordance with its performance specifications and descriptions or otherwise materially limit or restrict the Company’s ability to use such software, including after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software.
(q)    Standards Bodies. (i) The Company has not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither the Company nor any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization.
(r)    Data Privacy and Security.
(i)    The Company’s data, privacy and security practices materially conform and at all times have conformed to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company has at all times: (A) had the legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Company, and (B) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). To the Company’s knowledge, the Company does not, and at no time has used Personal Data to train its machine learning and/or artificial intelligence in a manner that violates Applicable Law (including Privacy Laws), Company Privacy Commitments, or Company Data Agreements. The execution, delivery and performance of this Agreement, the taking over by Acquirer of all of the Company Databases, Company Data and other information relating to the Company’s end users, employees, vendors or clients or any other category of individuals (collectively, “Data Assets”) and/or Acquirer using and/or Processing Data Assets after Closing in a similar manner as the Company used and/or Processed Data Assets as of the Closing Date, will not cause, constitute, or result in a material breach or material violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by the Company with individuals the Personal Data of whom is Processed by each of the Company and its respective data processors. Copies of all current and prior Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.
(ii)    The Company has established and maintains (including having written Contracts in place with their respective processors and any other third parties to whom they transfer Personal Data requiring them to establish and maintain) appropriate technical, physical and organizational measures and security systems and technologies in compliance with all Privacy Laws, Company Data Agreements and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company and its respective data processors have taken commercially reasonable steps to train its employees and contractors who have access to Company Data on all applicable aspects of Privacy Laws, Company Privacy Commitments and obligations under Company Data Agreements and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data.
(iii)    The Company has not received or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, inquiry, warrant, regulatory opinion or audit result from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. The Company has not been involved in any Legal Proceedings involving non-compliance or alleged non-compliance with Privacy Laws or Company Privacy Commitments.
(iv)    Schedule 2.10(r)(iv) of the Company Disclosure Letter contains the complete list of notifications and registrations made by the Company under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up and, to the knowledge of the Company, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 2.10(r)(iv) of the Company Disclosure Letter, no other registrations or notifications are required in connection with the Processing of Personal Data by Company. The Company has not and does not Process the Personal Data of any natural Person under the age of 13.
(v)    Where the Company uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing or Personal Data, confidentiality, security measures and agreed to compliance with those obligations that are sufficient for the Company’s compliance with Privacy Laws, Company Data Agreements and Company Privacy Commitments, and there is in existence a written Contract between the Company and each such data processor that complies with the requirements of all Privacy Laws, Company Data Agreements and Company Privacy Commitments. The Company has made available to Acquirer true, correct and complete copies of all such Contracts. To the knowledge of the Company, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company.
(vi)    No security incident, violation of any data security policy, breach, or unauthorized access in relation to Company Data, Company Databases, or Confidential Information (including Personal Data in the Company’s possession, custody or control) has occurred or, to the knowledge of the Company, is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing. With respect to the ICT Infrastructure, no security incident, including but not limited to malware, ransomware, virus, compromise of credentials, denial-of-service attack, or unauthorized intrusion of any kind has occurred or, to the knowledge of the Company, is threatened. No circumstance has arisen in which: Applicable Law (including Privacy Laws) or applicable guidance or codes or practice promulgated under Applicable Law (including Privacy Laws) would require the Company to notify a Governmental Entity or a Person of a data security breach or security incident.
2.11    Taxes.
(a)    The Company has timely filed all income and other material Tax Returns required to be filed by it prior to the Closing Date, and all such Tax Returns were complete and accurate in all material respects. The Company has paid all Taxes required to be paid by it (whether or not shown on any Tax Return). There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company other than Encumbrances for Taxes not yet due and delinquent.
(b)    The Company has delivered to Acquirer true, correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company, in each case, for all Taxable periods ending on or after December 31, 2018.
(c)    The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date.
(d)    There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity that has been communicated to the Company in writing, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect (other than pursuant to an automatic extension of the due date for filing a Tax Return obtained in the ordinary course of business), and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed (other than an automatic extension of the due date for filing a Tax Return obtained in the ordinary course of business). The Company has never received a written claim from a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)    The Company has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(f)    The Company is not party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes (“Ordinary Commercial Agreements”)).
(g)    The Company has disclosed on its Tax Returns any Tax reporting position taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
(h)    The Company has not consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
(i)    Neither the Company nor any predecessor thereof is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
(j)    The Company does not have any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than Ordinary Commercial Agreements) or otherwise by operation of Applicable Law.
(k)    The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (other than the Company’s change from the cash method of accounting to the accrual method as a result of the Transactions), (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date. The sum of any net positive adjustment in Taxable income of the Company pursuant to Section 481 of the Code in Taxable periods beginning after the Closing Date by reason of the Company’s change from the cash method of accounting to the accrual method as a result of the Transactions and other items described in the foregoing clauses (i) through (v), whether or not included in the Company Disclosure Letter, shall not exceed the sum of (x) the Company’s net operating loss carryforwards as of the end of the Company’s Tax year that ends on the Closing Date that are available for use to offset such income in such Taxable period and (y) any Transaction Deductions that are deductible, in each case, at a “more likely than not” or higher level of confidence in Taxable periods beginning after the Closing Date.
(l)    The Company has not received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).
(m)    The Company is not a party to any joint venture, partnership or other Contract or arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(n)    The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise having an office or fixed place of business in such jurisdiction.
(o)    The Company has made available to Acquirer all documentation relating to any applicable Tax holidays or incentives that are not generally available to Persons without specific application therefor and that have current applicability to the Company.
(p)    The Company is not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(q)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(r)    The Company has (i) complied in all material respects with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all material withholding Tax Returns, for all periods through and including the Closing Date.
(s)    The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) (“PFIC”), or other entity the income of which is required to be included in the income of the Company.
(t)    The Company has never issued any Company Common Stock or other property for which an election pursuant to Section 83(b) of the Code could be filed that was initially subject to a “substantial risk of forfeiture” and not “transferable,” in each case within the meaning of Section 83 of the Code.
(u)    Schedule 2.11(u) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with (or is otherwise exempt from) the requirements of Section 409A by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.
(v)    The exercise price of all Company Options is and has at all times been at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted (within the meaning of Treasury Regulation 1.409A-1(b)(5)(vi)(B)), and the Company has not incurred nor will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options cover “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof. All Company Options (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Company’s Board of Directors or an appropriate committee thereof as of the applicable date of grant. No Company Options have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in any case, in contravention of any Applicable Law.

(w)    No independent contractor treated by the Company as a non-employee was an employee of the Company for applicable employment Tax purposes.
(x)    Except as set forth on Schedule 2.11(x) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any ERISA Affiliate that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No securities of the Company or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. The Company has never had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.
2.12    Employee Benefit Plans and Employee Matters.
(a)    Schedule 2.12(a) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each outstanding loan to an employee from the Company, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, written or otherwise, as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (other than the obligation to pay base salary in arrears in the ordinary course for at-will employees) (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).
(b)    The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has made available to Acquirer a true, correct and complete copy of each of the Company Employee Plans and all material, related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, made available to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has made available to Acquirer a true, correct and complete copy of the most recent favorable IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. The Company has made available to Acquirer all registration statements and prospectuses prepared in connection with each Company Employee Plan. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.
(c)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and the Company has complied with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been maintained and administered in accordance with its material terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and each of the ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor any of ERISA Affiliates has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company and, in each case, any applicable ERISA Affiliate thereof have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. With respect to each Company Employee Plan (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable law, and (iii) the Company has not made any filing in respect of such Company Employee Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.
(d)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(e)    Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored,

participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)    Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, or has any Liability (actual or contingent) with respect to, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(g)    No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States, nor any costs associated with the Specified Employee Obligations outside of the United States.
(h)    The Company is and has been in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants, and the proper classification of employees as exempt or non-exempt), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, the Age Discrimination in Employment Act of 1967, as amended, the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder, and the Patient Protection and Affordable Care Act of 2010. The Company is not liable for any arrears of wages, compensation, penalties or other sums for failure to comply with any of the foregoing. The Company has timely paid in full when due to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened, between the Company and any of their respective employees before any Governmental Entity, nor, to the knowledge of the Company, are there any controversies with any Company employees that are reasonably likely to result in a Legal Proceeding. The Company maintains accurate and complete Form I-9s with respect to each of its former and current employees in accordance with Applicable Law concerning immigration and employment eligibility verification obligations.
(i)    The Company has made available to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters in use for current employees, (ii) all forms of employment agreements and severance agreements in use for current employees, (iii) all forms of services agreements and agreements in use with current and former consultants and/or advisory board members, (iv) all current forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company, (v) the most current management organization chart(s), (vi) all current forms of bonus plans and any form award agreement thereunder, and (vii) a schedule of bonus commitments made to employees of the Company.
(j)    The Company is not and has not at any time been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employees of the

Company. To the Company’s knowledge, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. The Company has never been alleged to have engaged in any unfair labor practice, nor, to the knowledge of the Company, is there any reasonable basis for any such allegation, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no employee presently intends to terminate his or her employment with the Company.
(k)    To the Company’s knowledge, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the Company’s knowledge, no contractor of the Company is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.12(k) of the Company Disclosure Letter, no employee of the Company has given notice to the Company and, to the knowledge of the Company, no employee of the Company intends to terminate his or her employment with the Company. Except as set forth on Schedule 2.12(k) of the Company Disclosure Letter, the employment of each of the employees of the Company is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, and except as otherwise contemplated by this Agreement, the Company has not and, to the knowledge of the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise made available any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquirer following the Effective Time.
(l)    Schedule 2.12(l)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all current officers, directors and employees of the Company, showing each such individual’s name, hire date, position, annual base salary or hourly rate, status as exempt/non-exempt, and target bonuses and other target incentive compensation for the current fiscal year and the most recently completed fiscal year. Schedule 2.12(l)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the Company’s current consultants, advisory board members and independent contractors and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual.
(m)    There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s employees. No claims or allegations have been made against the Company, or any director, employee, or independent contractor, or other individual service provider thereof, for discrimination, harassment or retaliation with respect to conduct relating to the Company’s workplace, nor to the Company’s knowledge (x) are any such claims threatened or pending or (y) is there any reasonable basis for any such claims.
(n)    The Company is and has been in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.

(o)    Except as required pursuant to or contemplated by an Offer Letter or this Agreement, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. No amount paid or payable by the Company in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company by reason of Section 280G of the Code.
2.13    Interested-Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the other employees of the Company, none of the Company Stockholders, and none of the immediate family members of any of the foregoing (each an “Interested Party”), (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets are bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Company Stockholders under Applicable Law.
2.14    Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter, including, all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as all material claims made under such policies and bonds since inception. The Company has made available to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
2.15    Books and Records. The Company has made available to Acquirer true, correct and complete copies of each document that has been requested by Acquirer in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has made available to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Certificate of Incorporation and the Bylaws or equivalent organizational or governing documents of the Company, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Board, committees of the Board and the Company Stockholders, including any presentations and written materials provided thereto in connection with such proceedings, consents, actions and meetings, (iv) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company and all applications for such permits, orders and consents. The minute books of the Company made available to Acquirer to the Company’s knowledge contain a true, correct and complete summary of all meetings of directors and of the Company Stockholders or actions by written consent since the time of incorporation of the Company through the Agreement Date. The books, records and accounts of the Company to the knowledge of the Company (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and (D) accurately and fairly reflect the basis for the Financial Statements.
2.16    Material Contracts.
(a)    Schedules 2.16 (a)(i) through (xxv) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company is a party that are in effect on the Agreement Date (collectively, the “Material Contracts”):
(i)    any Contract with a (A) Significant Customer or (B) Significant Vendor;
(ii)    any Contract providing for payments by or to the Company (or under which the Company has made or received such payments) in the period since the Company’s inception in an aggregate amount of $10,000 or more;
(iii)    any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights for the counterparty to such Contract to reproduce, license, market, refer or sell its products or services to any other Person;
(iv)    (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment by the Company of royalties to any other Person;
(v)    any separation agreement or severance agreement or other Contract providing for the payment of compensation or benefits upon or in connection with the transactions with any current or former employees under which the Company has any actual or potential Liability (other than the Separation Agreements);
(vi)    any Contract for the employment or service with the Company of any director, officer, employee, consultant or beneficial owner of more than 5% of the total shares of Company Common Stock, in each case excluding any such Contract that provides only for at-will employment on a form made available by the Company;
(vii)    any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or its Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or develop any products or services or to purchase or otherwise obtain any software, products or services; (D) containing any “take or pay,” minimum commitments or similar provisions; or (E) that is set forth on Schedule 2.12(k) of the Company Disclosure Letter;
(viii)    any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or in each case, the assets of the Company or otherwise seeking to influence or exercise control over the Company;
(ix)    all Inbound Licenses; provided that for the purposes of disclosure only, the Company shall not be required to list on the Company Disclosure Letter any (A) Standard

Inbound Licenses, (B) licenses to Open Source Materials, (C) Personnel Agreements, or (D) NDAs;
(x)    all Outbound Licenses; provided that for the purposes of disclosure only, the Company shall not be required to list on the Company Disclosure Letter any (A) Standard Customer Contracts, (B) NDAs, (C) Service Provider Licenses, (D) Personnel Agreements, or (E) Incidental Trademark Licenses;
(xi)    any Contract pursuant to which the Company (A) acquired any Intellectual Property from a third party, or (B) sold, assigned or otherwise transferred any Intellectual Property to a third party; provided that for the purposes of disclosure only, the Company shall not be required to list on the Company Disclosure Letter any Personnel Agreements;
(xii)    any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property rights;
(xiii)    any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;
(xiv)    any Contract providing for the development of any Intellectual Property, independently or jointly, either by or for the Company (other than Personnel Agreements);
(xv)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business consistent with past practice;
(xvi)    any settlement agreement with respect to any Legal Proceeding;
(xvii)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;
(xviii)    any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or, in each case, any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for (A) the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter and (B) any such Contracts on forms made available by the Company (copies of such forms and such Contracts have been made available to Acquirer);
(xix)    any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
(xx)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xxi)    any Contract for capital expenditures in excess of $10,000 in the aggregate;

(xxii)    any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $10,000 per annum;
(xxiii)    any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;
(xxiv)    any Contract with an Interested Party; and
(xxv)    any Contract with any Governmental Entity (each a “Government Contract”).
(b)    All Material Contracts are in written form. The Company has performed all of the obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other written communication, or, to the knowledge of the Company, oral communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Acquirer at least two Business Days prior to the Agreement Date.
2.17    Transaction Fees. Except as set forth in Schedule 2.17 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.
2.18    Anti-Corruption Law.
(a)    Neither the Company nor any of its directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
(b)    (i) The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, (ii) there have been no false or fictitious entries made in the books and records of the Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) the Company has not established or maintained a secret or unrecorded fund or account.
(c)    Neither the Company nor any of its directors or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.
2.19    Environmental, Health and Safety Matters.
(a)    The Company is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements.
(b)    The Company has made available to Acquirer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company that are in the possession or control of the Company, each of which is identified in Schedule 2.19 of the Company Disclosure Letter.
2.20    Export Control Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Acquirer, any of its Affiliates or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost.
2.21    Customers. The Company does not have any outstanding material disputes concerning any Company Products with any customer who, for the year ended December 31, 2021 or the six months ended June 30, 2022, was one of the five largest sources of revenues for the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed on Schedule 2.21 of the Company Disclosure Letter. The Company has not received any information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquirer) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquirer).

2.22    Vendor. The Company does not have any outstanding material disputes concerning products and/or services (including publishing inventory) provided by any vendor who, for the year ended December 31, 2021 or the six months ended June 30, 2022, was one of the 10 largest vendors of products and/or services to the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Vendor”), there is no material dissatisfaction on the part of the Company with respect to any Significant Vendor and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Vendor with respect to the Company. Each Significant Vendor is listed on Schedule 2.22 of the Company Disclosure Letter. The Company has not received any information from any Significant Vendor that such vendor shall not continue as a vendor to the Company (or the Surviving Corporation or Acquirer) after the Closing or that such Significant Vendor intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquirer).
2.23    Stockholder Notice. Neither the Stockholder Notice nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Acquirer for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
2.24    Representations Complete. To the knowledge of the Company, none of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate delivered by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III
Representations and Warranties of Acquirer and Merger Sub
Acquirer and Merger Sub represent and warrant to the Company as follows:
3.1    Organization and Standing. Each of Acquirer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquirer nor Merger Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.
3.2    Authority; Non-contravention.
(a)    Each of Acquirer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer and Merger Sub. This Agreement has been duly executed and delivered by each of Acquirer and Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer and Merger Sub enforceable against Acquirer and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution and delivery of this Agreement by Acquirer and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer and Merger Sub, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Acquirer or Merger Sub to consummate the Transactions.
3.3    Stockholder Notice. None of the information supplied or to be supplied by Acquirer for inclusion in the Stockholder Notice or any amendment or supplement thereto will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE IV
Conduct Prior to the Effective Time
4.1    Conduct of the Business; Notices. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall:
(a)    conduct the Business solely in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer) and in compliance with Applicable Law;
(b)    (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due (taking into account any extensions of time to pay or perform validly obtained by the Company from the applicable counterparties), (ii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the Company’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, vendors, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
(c)    assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
(d)    maintain each of its leased premises in accordance with the terms of the applicable lease;
(e)    promptly notify Acquirer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(f)    promptly notify Acquirer of any notice or other communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Company Authorization has been or is about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Acquirer (following the Effective Time) or the Company;

(g)    promptly notify Acquirer of any inaccuracy in or breach of any representation, warranty or covenant of the Company herein; provided that the phrase “as of the Agreement Date” in any such representation or warranty shall be disregarded for such purpose; and
(h)    to the extent not otherwise required by this Section 4.1, promptly notify Acquirer of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in Article VI not to be satisfied.
4.2    Restrictions on Conduct of the Business. Without limiting the generality or effect of the Section 4.1, except as expressly set forth on Schedule 4.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer):
(a)    Charter Documents. Cause, propose or permit any amendments to the Certificate of Incorporation or the Bylaws;
(b)    Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)    Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(d)    Material Contracts. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, (B) other material Contract or (C) Contract requiring a novation or consent in connection with the Transactions, (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts or of the Stockholder Agreement or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) adversely affect the Company (or, following consummation of the Merger, Acquirer or any of its Affiliates) in any material respect, (B) impair the ability of the Company or the Holders’ Agent to perform their respective obligations under this Agreement or the Stockholder Agreement or (C) prevent or materially delay or impair the consummation of the Transactions;
(e)    Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or the conversion of Company Notes that are outstanding as of the Agreement Date and (ii) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date;
(f)    Employees; Consultants; Independent Contractors. (1) Hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (2) except as required by this Agreement (i) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of the Company or (ii) enter into, amend or extend the term of any employment or consulting agreement with, or Company Option held by, any officer, employee, consultant or independent contractor, (3) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (4) add any new members to the Board;
(g)    Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
(h)    Intellectual Property. (i) Transfer or license from any Person any rights to any Intellectual Property (other than non-exclusive licenses in the ordinary course of business), (ii) transfer or license to any Person any rights to any Company Intellectual Property, (other than in the ordinary course of business on its Standard Customer Contract, or non-exclusive licenses granted to service providers to enable them to provide services to the Company in the ordinary course of business) or (iii) transfer or provide a copy of any Company Source Code to any Person (other than providing access to Company Source Code to current employees of the Company involved in the development, maintenance and security of the Company Source Code on a need to know basis in the ordinary course of business consistent with past practice);
(i)    Patents. Take any action regarding any Intellectual Property Rights, other than completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;
(j)    Dispositions. Sell, lease, transfer or license or otherwise dispose of or permit to lapse any of its tangible or intangible assets, or enter into any Contract with respect to the foregoing, other than in the ordinary course of business on the Company’s Standard Customer Contract;
(k)    Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;
(l)    Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of the Company (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;
(m)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $10,000 individually or $50,000 in the aggregate;
(n)    Insurance. Materially change the amount of, or terminate, any insurance coverage;
(o)    Termination or Waiver. Cancel, release or waive any claims or rights held by the Company;
(p)    Employee Benefit Plans; Pay Increases. (i) except as required by this Agreement, adopt, terminate or amend any Company Employee Plan or other employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants (other than as disclosed to Acquirer and set forth on Schedule 4.2(p) of the Company Disclosure Letter);

(q)    Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration that have been disclosed to Acquirer and are set forth on Schedule 4.2(q) of the Company Disclosure Letter or as required by this Agreement);
(r)    Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
(s)    Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(t)    Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Returns without providing such income Tax Returns to Acquirer for review and comment prior to filing, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement (other than Ordinary Commercial Agreements) or closing agreement, assume any Liability for the Taxes of any other Person (other than pursuant to Ordinary Commercial Agreements), settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than pursuant to an automatic extension of the due date for filing a Tax Return obtained in the ordinary course of business), or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would reasonably be expected to have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date;
(u)    Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;
(v)    Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
(w)    Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
(x)    Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;
(y)    Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Company Disclosure Letter;
(z)    Subsidiaries. Take any action that would result in the Company having one or more Subsidiaries or acquire any equity interest or other interest in any other entity; and
(aa)    Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (z) in this Section 4.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

ARTICLE V
Additional Agreements
5.1    Board Recommendation, Stockholder Approval and Stockholder Notice.
(a)    Neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.
(b)    The Company shall take all action necessary in accordance with this Agreement, the DGCL, the Certificate of Incorporation and the Bylaws to obtain the Requisite Stockholder Approval. The Company’s obligation to obtain the Requisite Stockholder Approval pursuant to this Section 5.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Board of its unanimous recommendation to the Company Stockholders in favor of the adoption of this Agreement and the approval of the Merger. The Company shall use its reasonable best efforts to obtain Written Consents executed by each Company Stockholder and to cause each such Company Stockholder to execute or join the Stockholder Agreement. Upon obtaining the Company Stockholder Approval or the Requisite Stockholder Approval, as applicable, the Company shall promptly deliver copies of the executed Written Consents or other documents evidencing the obtainment of the Company Stockholder Approval and the Requisite Stockholder Approval, respectively, to Acquirer.
(c)    Unless the Company has obtained a Written Consent executed by each Company Stockholder immediately following the execution of this Agreement, promptly (and in any case within two Business Days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Stockholder other than the Consenting Stockholders, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL and (iii) an information statement to the Company Stockholders in connection with the solicitation of their signatures to a Written Consent and the Stockholder Agreement. The Stockholder Notice shall include (x) a statement to the effect that the Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and (y) such other information as Acquirer and the Company may agree is required or advisable under the DGCL to be included therein. Prior to its mailing, the Stockholder Notice shall have been approved by Acquirer, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer. Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under the DGCL in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
5.2    No Solicitation.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not authorize or permit their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend)

any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Securityholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. The Company will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
(b)    The Company shall immediately (but in any event, within 48 hours) notify Acquirer orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; provided that including the identity of such Person or Group will not require the Company to breach any confidentiality agreements entered into by the Company with such Person or Group prior to July 25, 2022. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing provided that such disclosure will not require the Company to breach any pre-existing confidentiality obligations set forth in any confidentiality agreements entered into by the Company with such Person or Group prior to July 25, 2022. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.
5.3    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement, dated as of June 17, 2022 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and the rules of Nasdaq. The Holders’ Agent hereby agrees to be hold information relating to the Merger, the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. Notwithstanding anything herein to the contrary, following Closing, the Holders’ Agent shall be permitted to: (i) after the public announcement of the Merger, announce that it has been engaged to serve as the Holders’ Agent in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as required by law or to advisors and representatives of the Holders’ Agent and to the Converting Holders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
(b)    The Company shall not, and shall cause its Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the Company Stockholder Approval and the Requisite Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as Acquirer may determine is reasonably appropriate.
5.4    Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.
5.5    Third-Party Consents; Notices.
(a)    Following consultation with Acquirer, the Company shall use all reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals and/or to deliver notices to the applicable counterparties under each Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date).
(b)    The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.
5.6    Litigation. The Company shall (i) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company to be threatened against the Company, or any of its directors, officers or employees or the Company Stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
5.7    Access to Information.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Acquirer and its Representatives reasonable access during business hours to (A) the Company’s properties, personnel, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as Acquirer may reasonably request and (ii) the Company shall provide to Acquirer and its Representatives true, correct and complete copies of the Company’s (A) internal financial statements, and (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes as Acquirer may reasonably request.

(b)    Subject to compliance with Applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Acquirer with one or more Representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.
(c)    No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
5.8    Spreadsheet. The Company shall prepare and deliver to Acquirer, in accordance with Section 5.14, a spreadsheet (the “Spreadsheet”) in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing: (i) the names of all of the Converting Holders and their respective addresses and e-mail addresses, (ii) the number and type of shares of Company Capital Stock held by, or subject to the Company Options or Company Notes held by, such Converting Holders and, in the case of outstanding shares, the respective certificate numbers, (iii) the number of shares of Company Capital Stock subject to and the exercise price per share in effect for each Company Option and the principal amount and accrued interest payable under each Company Note, (iv) the vesting status and schedule with respect to Company Options, (v) for each Company Option that was early exercised, the Tax status of each such Company Option under Section 422 of the Code, the date of such exercise and the applicable exercise price, (vi) the calculation of Fully-Diluted Company Common Stock, Common Per Share Consideration, Aggregate Exercise Price, (vii) the calculation of aggregate cash amounts payable (before withholding Taxes) to each such Converting Holder pursuant to Section 1.3(a)(i) and Section 1.3(a)(ii) or, with respect to any Promised Optionholder, the aggregate cash amounts payable to such Promised Optionholder (before withholding Taxes) pursuant to the terms set forth in his or her Promised Option Waiver delivered to Acquirer at or prior to the Closing (such amounts in the aggregate for all Promised Optionholders, the “Promised Option Payments”), the total amount of payroll Taxes to be withheld from the portion of Option Payments and Promised Option Payments payable as of the Closing (after taking into account of the withholding of the Holdback Amount and the Expense Fund Amount), and in the case of Company Optionholders, whether the Company Optionholder is an Employee Optionholder or a Non-Employee Optionholder and in the case of Promised Optionholders, whether a Promised Optionholder is an Employee Promised Optionholder or a Non-Employee Promised Optionholder, (viii) the vesting schedule with respect to the aggregate cash amounts payable to each Key Employee pursuant to Section 1.3(a), as set forth in the Vesting Agreement executed by such Key Employee, (ix) the calculation of each Converting Holder’s Pro Rata Share of the Holdback Amount (including with respect to each Key Employee, the amount of Revested Cash that is contributed by such Key Employee into the Holdback Fund and the vesting schedule thereof) and the Expense Fund Amount, (x) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer and (xi) for each share of outstanding Company Capital Stock that constitutes a “covered security” under Section 6045(g) of the Code, all information necessary to satisfy the cost basis reporting requirements with respect to such Company Capital Stock, including the cost basis and the date of acquisition of such shares.
5.9    Expenses; Company Debt. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that (i) at the Closing, Acquirer shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing and (ii) the fees and expenses of the Reviewing Accountant, if any, shall be allocated as provided in Section 1.6(g). At the Closing, Acquirer shall repay or cause to be repaid all Company Debt.
5.10    Employees.
(a)    With respect to any employee of the Company that receives an offer of employment from Acquirer or the Surviving Corporation, the Company shall reasonably assist Acquirer with its efforts to enter into an offer letter and a confidential information and assignment agreement with such employee prior to the Closing Date. Notwithstanding anything to the contrary in the foregoing, with the exception of the Key Employees and the Critical Employees, none of Acquirer, Merger Sub and the Surviving Corporation shall have any obligation to make an offer of employment to any employee of the Company. With respect to matters described in this Section 5.10, the Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Acquirer), the Company shall terminate the employment of each of those Company employees who (i) have not received an offer of continued employment with Acquirer or the Surviving Corporation prior to the Closing Date or (ii) have declined an offer of continued employment with Acquirer or the Surviving Corporation prior to the Closing Date (collectively, the “Designated Employees”), and the Company shall require such Designated Employees to execute a separation and release agreement (each, a “Separation Agreement”) as a condition to the receipt of any severance paid by the Company, and shall cause all then-unvested Company Options held by such Designated Employees to be terminated in accordance with their terms at the time of such termination.
(b)    The Company shall ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock or Company Options under any circumstances other than as required to allow the conversion of the Company Preferred Stock into Company Common Stock.
5.11    Post-Closing Employee Benefits.
(a)    During the period commencing on the Closing Date and ending on the date that is 12 months following the Closing Date (or if earlier, the date of the employee’s termination of employment), Acquirer shall (i) provide each Continuing Employee with base salary or hourly wages that are no less than the base salary or hourly wages provided by the Company immediately prior to the Effective Time, and (ii) use commercially reasonable efforts to provide each Continuing Employee, subject to the terms and conditions of the applicable Acquirer Benefit Plans (including, without limitation, with respect of waiting periods and other enrollment requirements), with retirement (excluding any benefits from a defined benefit plan) and health and welfare benefits that are substantially similar to those provided by Acquirer to similarly situated employees of Acquirer.
(b)    With respect to any employee benefit plan maintained by Acquirer or its Subsidiaries (collectively, “Acquirer Benefit Plans”) in which any Continuing Employees will participate, to the extent permitted under the terms of the Acquirer Benefit Plans, Acquirer shall, subject to the terms and conditions of the applicable Acquirer Benefit Plans recognize all service of the Continuing Employees with the Company, as the case may be, as if such service were with Acquirer, for vesting and eligibility purposes in any Acquirer Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.
(c)    Nothing contained in this Agreement (including this Section 5.11 and Sections 5.10, 5.12 and 5.13) shall, or shall be construed so as to, (i) prevent or restrict in any way the right of Acquirer to terminate, reassign, promote or demote any employee, consultant, director or other service provider at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such employee, consultant, director or other service provider (or to cause any of the foregoing actions) at any time following the Closing; (ii) constitute an amendment or modification of any Company Employee Plan or other employee benefit plan; or (iii) create any third party rights in any such current or former employee, consultant, director or other service provider (including any beneficiary or dependent thereof); or (iv) obligate Acquirer or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Acquirer or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

5.12    Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate the Company Option Plan and the 401(k) Plan. The Company shall provide Acquirer with evidence that the 401(k) Plan and the Company Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to reasonable review and approval by Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer.
5.13    Retention Awards. Following the Closing Date, in accordance with Acquirer’s standard cash and equity award policies, the Continuing Employees (other than the Key Employees) will (subject to their continued employment with Acquirer or an Affiliate thereof through the grant date) be awarded the number of Acquirer RSUs and the cash awards in the aggregate amount set forth on Schedule 5.13 of the Company Disclosure Letter (the “Retention Awards”). The Retention Awards shall vest ratably in equal annual installments on each of the first, second and third anniversaries of the Closing Date, subject to additional terms and conditions set forth in Acquirer’s 2020 Equity Incentive Plan (as to the Acquirer RSUs), the recipient’s offer letter with Acquirer, and a restricted stock unit agreement to be entered into between the recipients of such Retention Awards and Acquirer.
5.14    Certain Closing Certificates and Documents.
(a)    The Company shall prepare and deliver to Acquirer a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than two Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate and the Spreadsheet to Acquirer not later than two Business Days prior to the Closing Date. In the event that Acquirer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate and the Spreadsheet, Acquirer and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 5.14. Without limiting the foregoing or Section5.8, the Company shall provide to Acquirer, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet.
(b)    The Company shall perform a payroll run as of the Closing Date and shall deliver to Acquirer results of such payroll run not later than two Business Days prior to the Closing Date.
(c)    The Company shall engage a duly qualified accounting firm to prepare balance sheets on an accrual basis as of July 31, 2022 (the “July Balance Sheet”) and as of the Closing Date (the “Closing Balance Sheet”) and shall deliver the July Balance Sheet as soon as practicable following the execution of this Agreement and the Closing Balance Sheet in accordance with Section 5.14(a).
5.15    Tax Matters.
(a)    Each of Acquirer, the Holders’ Agent and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company and the Holders’ Agent agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period in its possession beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b)    Acquirer shall, at its own expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are filed after the Closing Date for any Pre-Closing Tax Period (“Acquirer Tax Returns”). All such Acquirer Tax Returns shall be prepared consistent with the past practices of the Company unless otherwise required by Applicable Law. Acquirer shall deliver or cause to be delivered drafts of each Acquirer Tax Return that is an income or other material Tax Return and reflects any item that could reasonably be expected to form the basis of a claim for indemnification against the Company Securityholders to the Holders’ Agent for its review at least 30 days prior to the due date of any such Acquirer Tax Return that is an income Tax Return, and 15 days prior to the due date of any other Acquirer Tax Return. Acquirer shall consider in good faith all of the Holders’ Agent’s reasonable comments which are timely provided. On its income Tax Returns for the year that includes the Closing, the Company will make an election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the 70% safe-harbor to any Transaction Expenses that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f) to the extent permitted by Rev. Proc. 2011-29.
(c)    Unless such action is required by Applicable Law, Acquirer will not (and will not permit its Affiliates to) (i) except for the original filing of Tax Returns prepared and filed in accordance with Section 5.15(b), file or amend any Tax Returns of the Company with respect to any Pre-Closing Tax Period, (ii) make (other than on a Tax Return filed under Section 5.15(b)) or change any Tax election or change any method of accounting of the Company for a Pre-Closing Tax Period, or (iii) initiate discussions or examinations with any Tax Authority (including any voluntary disclosures) regarding Taxes of the Company with respect to any Pre-Closing Tax Period, in each such case, except if such action could not reasonably be expected to reduce the amount of Merger Consideration payable to the Company Securityholders or result in (or increase) a claim for indemnification pursuant to this Agreement; provided that if Acquirer (or any of its Affiliates) determines that any of the foregoing actions are required by Applicable Law, Acquirer shall notify the Holders’ Agent of its intent to initiate such action and consider in good faith the Holders’ Agent’s comments with respect to such action.
(d)    Except as otherwise required by a change in Applicable Law after the Closing Date or a contrary determination in connection with the good faith resolution of a Tax audit or other proceeding, for Tax purposes the parties to this Agreement (and their Affiliates) agree to, and no party shall take (or cause to be taken) any Tax filing position inconsistent with, the following Tax treatment of the items specified below:
(i)    The entirety of the Merger Consideration shall be allocated by the parties to Company Capital Stock and Company Options, and none shall be allocated to any of the covenants in the Restrictive Covenant Agreements, or (except for payments in respect of Company Options) treated as compensation for services.
(ii)    The rights of the Company Securityholders to the Final Net Working Capital Surplus, Holdback Fund and Revested Cash (A) in respect of their Company Capital Stock shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and (B) in respect of their Company Options and Promised Option Payments, shall be treated as compensation as and when received by the Company Optionholders and Promised Optionholders.
(iii)    The Taxable year of the Company for U.S. federal income Tax purposes ends as of the end of the day on the Closing Date.
Notwithstanding the foregoing, no party shall be prevented from taking a Tax position inconsistent with such Tax treatment in settlement of a Tax controversy, and no party hereto shall be required to litigate in order to support a Tax position described in this Section 5.15(d).

(e)    Notwithstanding anything to the contrary in this Agreement, Acquirer and the Holders’ Agent agree that for purposes of determining Taxes included in the calculation of Pre-Closing Taxes, Transaction Expenses, Company Debt, or current liabilities reflected in Company Net Working Capital, Taxes shall:

(i)    (A) exclude any (1) Taxes arising as a result of actions taken the Company on the Closing Date after the Closing outside of the Company’s ordinary course of business unless expressly contemplated by this Agreement, (2) Taxes arising from an election under Section 338 of the Code or any similar provision of foreign, state or local regulation in respect of the consummation of the Transactions, (3) Taxes attributable to Post-Closing Tax Periods, and (4) liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Taxes or with respect to uncertain Tax positions, and (B) be calculated by taking into account in Pre-Closing Tax Periods all available Transaction Deductions, Tax losses, Tax credits, or other Tax attributes that are available to offset Taxable income or Tax of the Company for the Pre-Closing Tax Period at a “more likely than not” or higher level of confidence, and
(ii)    in the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Straddle Period, such Taxes shall (A) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be allocated to the Pre-Closing Tax Period in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (B) in the case of any other Taxes that are payable for a Straddle Period, be allocated to the Pre-Closing Tax Period in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date.
5.16    280G Stockholder Approval. The Company shall obtain and deliver to Acquirer a Parachute Payment Waiver from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Acquirer (but in no event less than two Business Days prior to the Closing), the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer (and which documentation shall be subject to Acquirer’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.16.
ARTICLE VI
Conditions to the Merger
6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained.
(b)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable

Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
(c)    Governmental Approvals. Acquirer, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger.
6.2    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
(b)    Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).
6.3    Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and Merger Sub and may be waived by Acquirer (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. The representations and warranties made by the Company herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).
(c)    Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with Transactions or prohibiting or limiting the consummation of the Transactions, shall be pending or threatened.
(d)    No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the Surviving Corporation.
(e)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.
(f)    Employees. (i) Each Key Employee shall have signed an Offer Letter, a Vesting Agreement and a Restrictive Covenant Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements, (ii) each Critical Employee shall have signed an Offer Letter which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements, and (iii) the employment of each of the Designated Employees shall have been terminated effective no later than immediately prior to the Closing.
(g)    Requisite Stockholder Approval. This Agreement shall have been duly and validly adopted and the Merger shall have been duly and validly approved under the DGCL, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval, by holders of outstanding Company Capital Stock representing at least 95% of all shares of Company Capital Stock outstanding as of immediately prior to the Closing and at least 95% of the voting power of all shares of Company Capital Stock outstanding as of immediately prior to the Closing (collectively, the “Requisite Stockholder Approval”).
(h)    Section 280G Matters. The Company shall have delivered to Acquirer the documentation, notification and evidence required by Section 5.16.
ARTICLE VII
Termination
7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval is obtained:
(a)    by mutual written consent duly authorized by Acquirer and the Board;
(b)    by either Acquirer or the Company, by written notice to the other, if the Closing shall not have occurred on or before November 13, 2022 or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or shall have directly resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)    by either Acquirer or the Company, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;
(d)    by Acquirer, by written notice to the Company, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, the Company herein and such inaccuracy or breach shall not have been cured within five Business Days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to the Company, (iii) the Company shall have breached Section 5.1 or Section 5.2 or (iv) the Company Stockholder Approval is not obtained or the Stockholder Agreement is not executed by each of the Consenting Stockholders within six hours following the execution of this Agreement; or

(e)    by the Company, by written notice to Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer herein and such inaccuracy or breach shall not have been cured within five Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured).
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, Merger Sub, the Company or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 5.3 (Confidentiality; Public Disclosure), Section 5.9 (Expenses; Company Debt), this Section 7.2 (Effect of Termination), Article IX (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.
ARTICLE VIII
Holdback Fund and Indemnification
8.1    Holdback Fund.
(a)    At the Effective Time, Acquirer shall withhold the Holdback Amount from the Merger Consideration payable pursuant to Section 1.3(a) and the Promised Option Payments (the aggregate amount of cash so held by Acquirer from time to time, the “Holdback Fund”). The Holdback Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under this Article VIII and any amounts payable by the Converting Holders pursuant to Section 1.6. Subject to Section 8.4, Acquirer shall hold the Holdback Fund until 11:59 p.m. Pacific Standard Time on the date (the “Holdback Release Date”) that is 30 days after the date that is 15 months after the Effective Time. The Converting Holders shall not receive interest or other earnings on the cash in the Holdback Fund. Neither the Holdback Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Converting Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the distribution of the Holdback Fund to any Converting Holder in accordance with Section 8.1(b), except that each Converting Holder shall be entitled to assign such Converting Holder’s rights to such Converting Holder’s Pro Rata Share of the Holdback Fund by will, by the laws of intestacy or by other operation of law.
(b)    Within five Business Days following the Holdback Release Date, Acquirer (or its agent) will distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the Holdback Fund less that portion of the Holdback Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Holders’ Agent on or prior to the Holdback Release Date in accordance with this Article VIII, which portion shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied.
8.2    Indemnification.
(a)    Subject to the limitations set forth in this Article VIII, from and after the Closing, each Converting Holder shall severally but not jointly indemnify and hold harmless Acquirer, Merger Sub and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all losses, Liabilities, damages, claims, fees, lost profits, Taxes, reductions in value, interest, costs and expenses, including re-engineering costs, costs of investigation and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:
(i)    any failure of any representation or warranty made by the Company herein or in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter) to be true and correct (I) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (II) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)    any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;
(iii)    any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein or in any other agreements contemplated by the Transaction Documents or the Merger;
(iv)    any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate, other than (A) any inaccuracies that have been or should have been addressed pursuant to Section 1.6 or (B) any inaccuracies in the Spreadsheet of the type described on Schedule 8.2(a)(iv) of the Company Disclosure Letter;
(v)    any payments made with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the consideration that otherwise would have been payable pursuant to Section 1.3(a)(i) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights;
(vi)    any claims by (A) any then-current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors thereof), arising out of, resulting from or in connection with (I) the Transactions or this Agreement, including the allocation of the Merger Consideration or any portion thereof, or (II) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors thereof) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interest of Acquirer or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet or (C) any Person with respect to any Company Option Plan or any other plan, policy or Contract providing for compensation to any Person in the form of Equity Interests;
(vii)    any matter set forth in Schedule 2.6 of the Company Disclosure Letter or that is or would be an exception to the representations and warranties made in Section 2.6 (Litigation) as of the Agreement Date or the Closing;
(viii)    any Pre-Closing Taxes to the extent not taken into account in calculating the Company Net Working Capital, Company Debt or Transaction Expenses as finally determined;
(ix)    any Fraud or willful misconduct by or on behalf of the Company or such Converting Holder;
(x)    any matter set forth in Schedule 8.2(a)(x) of the Company Disclosure Letter; and

(xi)    any claim or right asserted by any Person that is not an Indemnified Person relating to any breach or alleged breach or any other matter referred to in any of clauses “(i)” through “(x)” above (including any claim commenced or right asserted by any Indemnified Person for the purpose of enforcing any of its rights under this Article VIII).
(b)    Materiality qualifications and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall not be taken into account in determining whether an inaccuracy in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.
8.3    Indemnifiable Damage Threshold; Other Limitations.
(a)    Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim in respect of any claim for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) or (ii) of Section 8.2(a) (other than claims arising out of, resulting from or in connection with (i) fraud or willful misconduct by or on behalf of the Company or such Converting Holder or (ii) any failure of any of the Special Representations to be true and correct as aforesaid) (“General Representation Breaches”) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages from any particular General Representation Breach (or series of related General Representation Breaches) exceeds $10,000 (the “Per Claim Threshold”), and such Indemnifiable Damages below the Per Claim Threshold shall not be counted toward the Basket.
(b)    Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim in respect of any claim for Indemnifiable Damages arising out of, resulting from or in connection with any General Representation Breach unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages in an aggregate amount greater than $337,500 (the “Basket”) has been delivered, in which case the Indemnified Person may make claims for indemnification, compensation and reimbursement and may receive cash from the Holdback Fund for all Indemnifiable Damages (including the amount of the Basket). Neither the Basket nor the Per Claim Threshold shall apply to any other Indemnifiable Damages or claims therefor.
(c)    If the Merger is consummated, recovery from the Holdback Fund shall constitute the sole and exclusive remedy for the indemnity obligations of each Converting Holder under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) arising out of, resulting from or in connection with any General Representation Breach.
(d)    In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with the failure of any of the Special Representations to be true and correct as aforesaid or the matters listed in clauses (iii) through (x) of Section 8.2(a) (collectively, “Special Claims”), after Indemnified Persons have exhausted or made claims upon all amounts of cash held in the Holdback Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Holdback Fund made by Indemnified Persons), or following the Holdback Release Date, each Converting Holder shall have Liability for such Converting Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary contained herein, (i) the total Liability of a Converting Holder for Special Claims shall be limited to the aggregate amount of cash actually received by such Converting Holder pursuant to Section 1.3(a); provided that such Converting Holder’s total Liability with respect to any failure of the representations and warranties made by the Company in Section 2.10 (Intellectual Property) (or in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by such Section) to be true and correct as aforesaid shall be limited to 30% thereof, and (ii) any limitation of Liability in this Section 8.3(c) shall not apply in the case of fraud or willful misconduct by or on behalf of such Converting Holder or fraud or willful misconduct by or on behalf of the Company for which such Converting Holder has actual knowledge.
(e)    Notwithstanding anything to the contrary contained herein, the amounts that an Indemnified Person recovers from the Holdback Fund pursuant to Special Claims shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Special Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Special Claim are first satisfied from the Holdback Fund and such recovery fully depletes the Holdback Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Special Claim shall continue to be the full dollar value of the Holdback Fund irrespective of the fact that the Holdback Fund was used to satisfy such Special Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.
(f)    Notwithstanding anything to the contrary contained herein, (i) no Converting Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Surviving Corporation or any other Indemnified Person (based upon such Converting Holder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company or the Surviving Corporation with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 8.2(a), (ii) the rights and remedies of the Indemnified Persons after the Effective Time shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to clauses (i) and (ii) of Section 8.2(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto, (iii) if an Indemnified Person’s claim under this Article VIII may be properly characterized in multiple ways in accordance with this Article VIII such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article VIII and (iv) no Converting Holder shall be liable for the breach of any covenant of another Converting Holder or any fraud, intentional misrepresentation or willful misconduct by or on behalf of any Person other than the Company or such Converting Holder; provided that nothing herein shall limit the liability of a Converting Holder for any fraud or willful misconduct by or on behalf of such Converting Holder or fraud or willful misconduct by or on behalf of the Company for which such Converting Holder has actual knowledge.
(g)    All Indemnifiable Damages shall be calculated net of the amount of any recoveries actually received by an Indemnified Person prior to the Holdback Release Date under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries.
(h)    In no event shall any Indemnified Person have any right to indemnification under this Article VIII to the extent that the applicable Indemnifiable Damages (i) are for Taxes attributable to Post-Closing Tax Periods (other than Indemnifiable Damages for breaches of the representations and warranties contained in Sections 2.11(f), (i), (j), (k), (l), (m), (o), (q), (s), (u), (v), or (x) ), or (ii) are due to the unavailability in any Post-Closing Tax Period of any net operating losses, credits or other Tax attributes from a Pre-Closing Tax Period.
8.4    Period for Claims. Except as otherwise set forth in this Section 8.4, the period (the “Claims Period”) during which claims may be made (i) for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 8.2(a) (other than with respect to any of the Special Representations) shall commence at the Closing and terminate at 11:59 p.m. Pacific Standard Time on the Holdback Release Date and (ii) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters, including Special Claims, shall commence at the Closing and terminate at 11:59 p.m. Pacific Standard Time on the date that is 30 days following the expiration of the applicable statute of limitations; provided that the Claims Period for any failure of any of the representations and warranties set forth in Section 2.10 (Intellectual Property) to be true and correct shall commence at the Closing and terminate upon the date that is 24 months following the Closing Date.

Notwithstanding anything to the contrary contained herein, such portion of the Holdback Fund as in the reasonable judgment of Acquirer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Holders’ Agent on or prior to the Holdback Release Date shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied. Notwithstanding anything to the contrary contained herein, the Claims Period for claims for Indemnifiable Damages arising out of, resulting from or in connection with fraud, intentional misrepresentation or willful misconduct shall not be limited.
8.5    Claims.
(a)    From time to time during the Claims Period, Acquirer may deliver to the Holders’ Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):
(i)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates in good faith that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may reasonably raise such matter in audit of Acquirer or its subsidiaries, that could give rise to Indemnifiable Damages);
(ii)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)    specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(b)    Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Holders’ Agent or the Converting Holders are materially prejudiced thereby.
8.6    Resolution of Objections to Claims.
(a)    If the Holders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 20-day period following receipt of the Claim Certificate, then Acquirer shall reclaim an amount of cash from the Holdback Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.
(b)    If the Holders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 20-day period set forth in Section 8.6(a), Acquirer and the Holders’ Agent shall attempt in good faith for 60 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Acquirer and the Holders’ Agent. Acquirer shall be entitled to conclusively rely on any such memorandum and Acquirer shall reclaim an amount of cash from the Holdback Fund in accordance with the terms of such memorandum.

(c)    If no such agreement can be reached during the 60-day period for good faith negotiation set forth in Section 8.6(b), but in any event upon the expiration of such 60-day period, either Acquirer or the Holders’ Agent may bring an arbitration in accordance with the terms of Section 9.11 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Converting Holders, and Acquirer shall be entitled to act in accordance with such decision and Acquirer shall reclaim an amount of cash from the Holdback Fund in accordance therewith.
(d)    Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the prevailing party unless the arbitrator determines in favor of the Holders’ Agent (on behalf of the Converting Holders) with respect to more than one-half of the amount in dispute, in which case the Converting Holders shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
(e)    Any portion of the Holdback Fund held following the Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed to Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Holdback Fund (with distributions to Company Stockholders in respect of Company Capital Stock, Non-Employee Optionholders in respect of Vested In the Money Options and Non-Employee Promised Optionholders made through the Paying Agent, and distributions to Employee Optionholders and Employee Promised Optionholders made through Acquirer’s or the Surviving Corporation’s payroll system).
8.7    Holders’ Agent.
(a)    By the Converting Holders’ adoption of the Merger, and by the Converting Holders’ receipt of the benefits thereof, including any consideration payable hereunder, at the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Holders’ Agent. The Holders’ Agent shall be the representative, agent and attorney-in-fact for and on behalf of the Converting Holders for all purposes in connection with this Agreement and the agreements ancillary hereto, including to: (i) execute, as the Holders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder individually), (iii) review, negotiate and agree to and authorize Acquirer to reclaim an amount of cash from the Holdback Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article VIII, (iv) object to such claims pursuant to Section 8.6, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or necessary in the judgment of the Holders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Converting Holders (other than with respect to the payment of the Merger Consideration less the Holdback Amount and the Expense Fund Amount) in accordance with the terms hereof and in the manner provided herein, (viii) pursuant to Section 1.6, review, negotiate, object to, accept or agree to Acquirer’s calculation of Company Net Working Capital and (ix) take all actions necessary or appropriate in the judgment of the Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Holders’ Agent and treat such Holders’ Agent as the duly appointed attorney-in-fact of each Converting Holder and has having the duties, power and authority provided for in this Section 8.7. The Converting Holders shall be bound by all actions taken and documents executed by the Holders’ Agent in connection with this Article VIII, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Holders’ Agent. The Person serving as the Holders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Holders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate amount of cash then held in the Holdback Fund (or, in the event that there is no cash then held in the Holdback Fund by the Converting Holders collectively having a Pro Rata Share greater than 50%) upon not less than 30 days’ prior written notice to Acquirer. No bond shall be required of the Holders’ Agent.
(b)    The Holders’ Agent will incur no liability to the Converting Holders in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its bad faith, gross negligence or willful misconduct. The Holders’ Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Converting Holders shall severally but not jointly indemnify the Holders’ Agent and hold it harmless against any loss, Liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Holders’ Agent and arising out of, resulting from or in connection with this Agreement or any related agreements, or the acceptance or administration of its duties in connection herewith, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Holders’ Agent, in each case as such losses, Liabilities or expenses are suffered or incurred. If not paid directly to the Holders’ Agent by the Converting Holders, such losses, Liabilities or expenses may be recovered by the Holders’ Agent from (i) the funds in the Expense Fund and (ii) the portion of the Holdback Fund otherwise distributable to the Converting Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Holdback Release Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Converting Holders according to their respective Pro Rata Shares of such losses, Liabilities or expenses; provided, that while the Holders’ Agent may be paid from the aforementioned sources of funds, this does not relieve the Converting Holders from their obligation to promptly pay such losses, Liabilities or expenses as they are suffered or incurred. In no event will the Holders’ Agent be required to advance its own funds on behalf of the Converting Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Converting Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holders’ Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holders’ Agent or the termination of this Agreement.
(c)    Upon the Closing, Acquirer or the Paying Agent will wire the Expenses Fund Amount to the Holders’ Agent, which shall be held by the Holders’ Agent in a segregated client account (the “Expense Fund”). The Expense Fund will be used for any expenses incurred by the Holders’ Agent. The Converting Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Holders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Holders’ Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holders’ Agent’s responsibilities, the Holders’ Agent will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Converting Holders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Converting Holders at the time of Closing.
(d)    After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holders’ Agent that is within the scope of the Holders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder. Acquirer, Merger Sub, the Surviving Corporation and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Holders’ Agent.
8.8    Third-Party Claims. In the event Acquirer becomes aware of a third-party claim that Acquirer believes may result in a claim for indemnification pursuant to this Article VIII by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of, and to settle or resolve, any such claim, including paying and/or agreeing to pay, in settlement or resolution of such claim, any amounts to the third party making such claim (such amounts, collectively, a “Settlement Payment”). The reasonable out-of-pocket costs and expenses incurred by Acquirer in connection with any investigation, defense, settlement or resolution of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) (collectively, “Defense Costs,” which, for the avoidance of doubt, do not include a Settlement Payment itself), shall constitute Indemnifiable Damages for which the Indemnified Persons shall be indemnified to the extent an indemnification claim therefor is made under this Article VIII, provided that the (i) Acquirer and Holders’ Agent agree in writing that such Defense Costs constitute Indemnifiable Damages or (ii) it is ultimately determined that such third-party claim is itself indemnifiable under Section 8.2. The Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and subject to execution by the Holders’ Agent of Acquirer’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event that Acquirer determines to settle or resolve any such third-party claim and make a Settlement Payment in connection therewith, Acquirer shall seek the consent of the Holders’ Agent to such Settlement Payment. If the Holders’ Agent (i) has consented to such Settlement Payment or (ii) unreasonably withholds, conditions or delays giving such consent to such Settlement Payment (provided that such consent shall be deemed to have been given unless the Holders’ Agent shall have objected within 25 days after a written request for such consent by Acquirer), then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determinative and binding upon the Converting Holders and neither the Holders’ Agent nor any Converting Holder shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Holdback Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Settlement Payment. If the Holders’ Agent has not consented to such Settlement Payment and such consent was not either (i) unreasonably withheld, conditioned or delayed or (ii) deemed given for failure to object within 15 days after a written request therefor, then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determined in the manner applicable to indemnification claims made pursuant to this Article VIII.
8.9    Treatment of Indemnification Payments. Acquirer, the Holders’ Agent and the Converting Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to Section 1.6 and this Article VIII as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.
ARTICLE IX
General Provisions
9.1    Survival of Representations, Warranties and Covenants. If the Merger is consummated, the representations and warranties made by the Company herein, in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter), and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 15 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (i) the representations and warranties made by the Company in Section 2.10 (Intellectual Property) will remain operative and in full force and effect until the date that is 24 months following the Closing Date and (ii) the Special Representations other than the representations and warranties made by the Company in Section 2.10 (Intellectual Property) will remain operative and in full force and effect until the expiration of the applicable statute of limitations, in each case of clauses (i) and (ii) for claims against the Converting Holders that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with an inaccuracy in such representations or warranties; provided, further, that no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a Claim Certificate delivered to the Holders’ Agent on or prior to the expiration of such representations and warranties shall be affected by such expiration; provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any fraud, intentional misrepresentation or willful misconduct by or on behalf of the Company. If the Merger is consummated, the representations and warranties made by Acquirer herein and in the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.
9.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or electronic mail (in each case, if provided below and with automated or personal confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)    if to Acquirer or Merger Sub, to:
PubMatic, Inc.
601 Marshall St.
Redwood City, CA 94063
Attention: Andrew Woods, General Counsel
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Mark Stevens; Stephen M. Fisher

(b)    if to the Company, to:
ConsultMates, Inc.
15 E 14th St.
Cincinnati, Ohio, 45202
Attention: Tatiana Mimica
with a copy (which shall not constitute notice) to:
Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111-4004
Attention: Garth Osterman

(c)    If to the Holders’ Agent, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Any notice given as specified in this Section 9.2 (i) if delivered personally or sent by facsimile or electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.
9.3    Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) subject to clause (viii) below, the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company or its Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by Acquirer in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
9.4    Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval. To the extent permitted by Applicable Law, Acquirer and the Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Holders’ Agent.

9.5    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Holders’ Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to the Company and/or the Company Securityholders, signed by the Company, (II) after the Closing with respect to the Converting Holders and/or the Holders’ Agent, signed by the Holders’ Agent and (III) with respect to Acquirer and/or Merger Sub, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.
9.6    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
9.7    Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit the Indemnified Persons).
9.8    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
9.9    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.10    Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 8.3(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
9.11    Arbitration; Submission to Jurisdiction; Consent to Service of Process.
(a)    EXCEPT FOR CLAIMS REGARDING EITHER ACQUIRER’S OR THE COMPANY’S INTELLECTUAL PROPERTY RIGHTS AND/OR CONFIDENTIAL INFORMATION, TO WHICH THIS SECTION WILL NOT APPLY, IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN SAN FRANCISCO, CALIFORNIA. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE ARBITRATOR SHALL REFERENCE THE FEDERAL RULES OF CIVIL PROCEDURE THEN IN EFFECT IN SETTING THE SCOPE AND TIMING OF DISCOVERY. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. THE ARBITRATOR WILL AWARD TO THE PREVAILING PARTY ALL COSTS, FEES AND EXPENSES RELATED TO THE ARBITRATION, INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS INCURRED BY THE PREVAILING PARTY, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
(b)    Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 9.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
9.12    Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.
9.13    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.14    WAIVER OF JURY TRIAL. EACH OF ACQUIRER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Page Next]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Holders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

PubMatic, Inc.

By: /s/ Rajeev Goel
Name: Rajeev Goel
Title: Chief Executive Officer

Marlin Acquisition Sub, Inc.

By: /s/ Rajeev Goel
Name: Rajeev Goel
Title: Chief Executive Officer

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Holders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ConsultMates, Inc.

By: /s/ Tatiana Mimica
Name: Tatiana Mimica
Title: Chief Executive Officer

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Holders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Shareholder Representative Services LLC, as the Holders’ Agent

By: /s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

EXHIBIT A
Definitions
As used herein, the following terms shall have the meanings indicated below:
“Acquirer RSUs” means restricted stock units granted under Acquirer’s 2020 Equity Incentive Plan.
“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from the Company Stockholders, by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property, (iv) employment of, or offer of employment of (x) any of the Key Employees and Critical Employees or (y) a majority of engineering team of the Company as of the Agreement Date or (v) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Aggregate Exercise Price” means the sum of the exercise prices of all Vested In the Money Options that are unexpired, unexercised and outstanding as of immediately prior to the Effective Time and that are included in the Fully-Diluted Company Common Stock.
“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.
“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, guidance, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Business” means the business of the Company as currently conducted and as currently proposed to be conducted by the Company.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California and Cincinnati, Ohio.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other Applicable Law enacted in connection with COVID-19 (including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65)).
“Closing Net Working Capital Adjustment” means the amount equal to the sum of (i) the Closing Net Working Capital Target minus (ii) Company Net Working Capital as set forth in the Company Closing Financial Certificate. For the sake of clarity such Closing Net Working Capital Adjustment may be a positive or negative amount.
“Closing Net Working Capital Target” means $648,634.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Per Share Consideration” means (i) the sum of (A) the Merger Consideration plus (B) the Aggregate Exercise Price divided by (ii) the Fully-Diluted Company Common Stock.
“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Cash” means cash and cash equivalents of the Company other than Restricted Cash.
“Company Closing Financial Certificate” means a certificate, in form and substance reasonably satisfactory to Acquirer, executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, the amount of (i) Company Net Working Capital (including (A) the Closing Balance Sheet, (B) an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed, (C) an itemized list of each element of the Company’s consolidated current assets and (D) an itemized list of each element of the Company’s consolidated total current liabilities) and (ii) any Transaction Expenses that are incurred but unpaid.
“Company Common Stock” means the common stock, par value of $0.0001 per share, of the Company.
“Company Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (v) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (viii) all unpaid Pre-Closing Taxes (other than Taxes included in Transaction Expenses) calculated in accordance with Section 5.15(e) and including any payroll Taxes for Pre-Closing Tax Periods that have been deferred pursuant to the CARES Act and (ix) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vii) appertaining to third parties.
“Company Net Working Capital” means (i) the Company’s total current assets as of the Closing (as defined by and determined in accordance with GAAP as applied in the Company Balance Sheet) less (ii) the Company’s total current liabilities as of the Closing (as defined by and determined in accordance with GAAP as applied in the Company Balance Sheet but subject to any adjustment in accordance with the Working Capital Methodologies). For purposes of calculating Company Net Working Capital, the Company’s current assets shall (regardless of whether they would be treated as a current asset under GAAP as applied in the Company Balance Sheet) exclude Company Cash, Restricted Cash and deferred Tax assets. For purposes of calculating Company Net Working Capital, the Company’s current liabilities shall (regardless of whether they would be treated as a current liability under GAAP as applied in the Company Balance Sheet) exclude, without duplication, (A) all Company Debt, (B) all Liabilities for Transaction Expenses that are incurred but unpaid as of the Closing, and (C) Tax Liabilities.
“Company Noteholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Notes outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Notes outstanding as of immediately prior to the Effective Time.
“Company Option Plan” means, collectively, each stock option plan, program or arrangement of the Company.
“Company Optionholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Options outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Options outstanding as of immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Common Stock.
“Company Preferred Stock” means the Series Seed A Preferred Stock and Series Seed B Preferred Stock.
“Company Securityholders” means, collectively, the Company Stockholders, Company Optionholders and Company Noteholders.
“Company Stockholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.
“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.
“Continuing Employees” means the employees of the Company who are offered continued employment with Acquirer, the Surviving Corporation or one of their respective subsidiaries and who execute an Offer Letter and, in each case, who accept employment to remain employees of, and continue as of immediately after the Effective Time in employment with, the Surviving Corporation or who become employees of Acquirer or one of its subsidiaries as of immediately after the Effective Time.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes,

guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.
“Converting Holders” means (i) Company Stockholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Dissenting Shares), (ii) Company Optionholders holding Vested In the Money Options, and (iii) Promised Optionholders, in each case as of immediately prior to the Effective Time.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger.
“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, license, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expense Fund Amount” means $100,000.
“Fraud” means common law fraud under Delaware law.
“Fully-Diluted Company Common Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of Vested In the Money Options or other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, not including the Company Promised Options), (iii) the aggregate number of shares of Company Capital Stock that would be issuable upon the conversion of any convertible securities of the Company outstanding immediately prior to the Effective Time (other than the Company Notes) and (iv) the aggregate number of shares of Company Capital Stock purchasable under or otherwise subject to any rights (other than Company Options) to acquire shares of Company Capital Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time; provided that shares of Company Common Stock that are issuable upon the exercise of Company Options that are not Vested In the Money Options and are cancelled at the Effective Time without the right to receive any portion of the Option Payments shall not be included in the Fully-Diluted Company Common Stock.
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
“Holdback Amount” means $4,500,000.
“In the Money Options” means the unexercised, validly issued, unexpired Company Options or portions of Company Options that are outstanding immediately prior to the Effective Time and that have an exercise price that is less than the Common Per Share Consideration.
“IRS” means the United States Internal Revenue Service.
“knowledge” with respect to the Company means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter, after reasonable inquiry, of the Key Employees, Andrew Mueller and Lewis Rothkopf; provided that such individuals will be deemed to have knowledge of such particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company that would reasonably be expected to be reviewed by an individual with the duties and responsibilities of such individuals or (ii) such knowledge could be obtained from reasonable inquiry of such individuals’ direct subordinates or reports.
“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the near-term or longer-term condition (financial or otherwise), assets (including intangible assets), Liabilities, business, prospects, capitalization, employees, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (C) any geopolitical conditions, global pandemic, epidemic or disease outbreak (including the disease that is causing the 2019 novel coronavirus outbreak (officially named “COVID-19”) and which was declared a pandemic on March 11, 2020 by the World Health Organization), outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (provided that such conditions do not affect such Person disproportionately as compared to such Person’s competitors; provided, further, that any negative Effect resulting from the COVID-19 pandemic shall generally not be considered a Material Adverse Effect unless such effect is materially and adversely different on the date of measurement as compared to the Agreement Date), (D) changes in GAAP or in Applicable Law (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors), or (E) any adverse effect resulting from general announcement of this Agreement or the Transactions or (ii) adversely affects, or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement or Applicable Law.
“Merger Consideration” means $45,000,000 in cash, plus (i) Company Cash as of the Closing, less (ii) Company Debt as of the Closing, plus (iii) an amount in cash equal to the Closing Net Working Capital Adjustment, if any, less (iv) an amount in cash equal to Transaction Expenses that are incurred but unpaid as of the Closing.
“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.
“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.
“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) the Standard Customer Contract; (vii) Incidental Trademark Licenses; and (viii) Service Provider Licenses.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.
“Personal Data” means any information relating to an identified or identifiable natural person, household or device including a name, alias, postal address, zip code, email address, account name, Social Security number, IP address, device ID, online identifier, passport number, an identification number, location data, movement, browsing history, search history, information about a consumer’s interaction with a website, application or advertisement, preferences, characteristics, predispositions, behavior, attitudes, intelligence, ability, aptitudes, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, household or device or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information or personal information under Applicable Law, including Tracking Data.
“Post-Closing Tax Period” means any Taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date (inclusive of the Closing Date).
“Pre-Closing Taxes” means any (i) Taxes of the Company for a Taxable period (or portion thereof) ending on or prior to the Closing Date (inclusive of the Closing Date), (ii) any Taxes of any other Person for which the Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date, and (iii) Transfer Taxes allocated to the Company Securityholders pursuant to Section 1.8; provided that Pre-Closing Taxes shall be calculated in accordance with Section 5.15(e) and shall include any employer payroll Taxes in connection with payments made to holders of Company Options and Company Promised Options and other compensatory payments made in connection with the Merger prior to, on or around the Closing Date (to the extent not taken into account as a Transaction Expense or Specified Employee Obligation), but, for the avoidance of doubt, in no event shall include any payroll Taxes or other Taxes of the Company arising in connection with any payment for the performance of services after the Closing or any payment pursuant to this Agreement that is not payable on or around the Closing Date.
“Privacy Laws” means each Applicable Law applicable to Personal Data, including the California Consumer Privacy Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Gramm Leach Bliley Act, the Payment Card Industry Data Security Standards, and Health Insurance Portability and Accountability Act and direct marketing and advertising, profiling and tracking, e-mail, messaging and/or telemarketing.
“Pro Rata Share” means, with respect to a particular Converting Holder, a fraction, the numerator of which is the sum of the aggregate amount of cash that such Converting Holder is entitled to be paid pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any payments in respect of Dissenting Shares) and, in case of a Promised Optionholder, the aggregate amount of cash that such Promised Optionholder is entitled to be paid pursuant to the terms set forth in such Promised Optionholder’s Promised Option Waiver delivered to Acquirer at or prior to the Closing and the denominator of which is the sum of (a) aggregate amount of cash that all Converting Holders are entitled to be paid pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any payments in respect of Dissenting Shares) and (b) the Promised Option Payments.
“Process” or “Processing” means, any operation or set of operations, with respect to data, including the collection, receipt, recording, organization, structuring, categorizing (including into control groups and non-control groups), storage, adaptation, enhancement, enrichment or alteration, retrieval, generation, consultation, analysis, use, training machine learning and/or artificial intelligence, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction of such data.
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Restricted Cash” means restricted cash as defined by GAAP.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Series Seed A Preferred Stock” means the Series Seed A Preferred Stock, par value $0.00001 per share, of the Company.
“Series Seed B Preferred Stock” means the Series Seed A Preferred Stock, par value $0.00001 per share, of the Company.
“Special Representations” means the representations and warranties made by the Company in (i) Section 2.1 (Organization, Standing and Power), Section 2.2 (Capital Structure), Section 2.3 (Authority; Non-contravention), Section 2.10 (Intellectual Property), Section 2.12 (Taxes), or Section 2.17 (Transaction Fees) and (ii) in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections.
“Specified Employee Obligations” means, without duplication, (i) the amount of any wage, bonus, commission, vacation pay, accrued overtime or other employment-related benefit of the Company that is unpaid as of the Closing, (ii) (A) the maximum amount arising from any performance-based compensation arrangement (including annual target bonuses) entered into prior to the Closing Date (including under any commission plans or policies) which is unpaid and in effect as of the Closing and for which amounts may become due or owing following the Closing in respect of performance or achievements occurring on or prior to the Closing and (B) any costs to terminate such performance-based compensation arrangements as of the Closing, (iii) any entitlements or costs for service providers who will not continue with Acquirer that are triggered or otherwise become payable upon the Closing or upon a termination of employment in connection with the Closing (such as any acceleration provisions that are triggered upon the Closing or on a termination in connection with the Closing, any severance costs or entitlements for any employees who have received an offer of employment from Acquirer or the Surviving Corporation but has not accepted such offer as of Closing or are otherwise terminated by the Company at its discretion in connection with the Closing (including any severance amounts paid to obtain a general release of claims), or any costs relating to any notice provision in any offer letter or consulting agreement and the termination costs of such agreements), but only to the extent such entitlements or costs are pursuant to agreements in effect between such service providers and the Company as of the Closing Date and (iv) without duplication of any amount otherwise described in the definition of “Company Debt” or the definition of “Transaction Expenses,” the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with the foregoing clauses (i) through (iii), but in each case which directly relate to services provided prior to Closing and are payable on or around the Closing Date. To the extent that any amounts described in this definition would also be categorized as Company Debt, Company Net Working Capital, or Transaction Expenses, such amounts shall instead be considered as Specified Employee Obligations.
“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax (including any governmental fee or other like assessment or charge in the nature of a tax), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to assume such Taxes or to indemnify any other Person by Contract or otherwise by operation of Applicable Law.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.
“Tracking Data” means (a) any information or data collected in relation to on-line, website, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, household, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (c) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.
“Transaction Deductions” means, without duplication, all income Tax deductions for (a) any and all payments of Transaction Expenses, Company Debt or current liabilities reflected in Company Net Working Capital or (b) any other deductible payments attributable to the Transactions that are economically borne by the Company Securityholders.
“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.
“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with this Agreement and the Transactions, whether or not incurred, billed or accrued (including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all Specified Employee Obligations; provided that, solely with respect to any severance obligations, Transaction Expenses shall only include severance obligations owed by the Company to any employee or consultant of the Company who has received an offer of employment from Acquirer or the Surviving Corporation but has not accepted such offer as of Closing for any reason other than the offer of employment from Acquirer or the surviving Corporation fails to materially comply with Section 5.11(a) of this Agreement, (iv) any amount payable to each holder of a Company Promised Option pursuant to the terms set forth in such holder’s Promised Option Waiver or any other Contract between such holder and the Company, and the employer portion of any employment, payroll Taxes, or other Taxes arising in connection with any such payments payable on or around the Closing Date and (v) any such fees, costs, expenses, payments and expenditures incurred by Company Securityholders paid for or to be paid for by the Company).
“Unvested Company Shares” means shares of Company Capital Stock that are not vested under the terms of any Contract with the Company or subject to forfeiture or a right of repurchase by the Company (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).
“Working Capital Methodologies” means the methodologies set forth on Schedule E.
Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

280G Stockholder Approval    5.16
401(k) Plan    1.2(b)(x)
Accounts Receivable    2.4(e)
Acquirer    Preamble
Acquirer Benefit Plans    5.11(b)
Acquirer NWC Notice    1.6(b)

Acquirer Tax Returns    5.15(b)
Acquirer’s Difference    1.6(g)
Agreement    Preamble
Agreement Date    Preamble
Author    2.10(g)
Basket    8.3(b)
Board    Recitals
Certificate of Incorporation    1.2(b)(ii)
Certificate of Merger    1.1(d)
Certificates    1.4(a)(i)
Claim Certificate    8.5(a)
Claims Period    8.4
Closing    1.1(c)
Closing Balance Sheet    5.14(c)
Closing Date    1.1(c)
COBRA    2.12(c)
Company    Preamble
Company Authorizations    2.8(b)
Company Balance Sheet    2.4(b)
Company Balance Sheet Date    2.4(b)
Company Data    2.10(a)(i)
Company Data Agreement    2.10(a)(ii)
Company Databases    2.10(o)(iii)
Company Disclosure Letter    Article II
Company Employee Plans    2.12(a)
Company Intellectual Property    2.10(a)(iii)
Company Licensed Data    2.10(a)(iv)
Company Note    2.2(c)
Company Privacy Commitments    2.10(r)(i)
Company Privacy Policies    2.10(a)(vii)
Company Products    2.10(a)(viii)
Company Promised Options    2.2(d)
Company Registered Intellectual Property    2.10(a)(ix)
Company Source Code    2.10(a)(x)
Company Stockholder Approval    2.3(a)
Company Voting Debt    2.2(f)
Company Websites    2.10(a)(xi)
Company-Owned Data    2.10(a)(v)
Company-Owned Intellectual Property    2.10(a)(vi)
Confidential Information    2.10(i)
Confidentiality Agreement    5.3(a)
Consenting Stockholders    Recitals
Critical Employee    Recitals
Data Assets    2.10(r)(i)
Defense Costs    8.8
Designated Employees    5.10(a)
Effective Time    1.1(d)
Employee Optionholders    1.4(b)
Employee Promised Optionholders    1.4(b)
ERISA    2.12(a)
ERISA Affiliate    2.12(a)
Expense Fund    8.7(c)
Export Approvals    2.20
Final Net Working Capital    1.6(f)
Final Net Working Capital Adjustment    1.6(f)
Final Net Working Capital Shortfall    1.6(f)
Final Net Working Capital Surplus    1.6(f)
Financial Statements    2.4(a)
General Representation Breaches    8.3(a)
Government Contract    2.16(a)(xxv)
Holdback Fund    8.1(a)
Holdback Release Date    8.1(a)
Holders’ Agent    Preamble
Holders’ Agent’s Difference    1.6(g)
ICT Infrastructure    2.10(a)(xii)
Inbound Licenses    2.10(a)(xiii)
Incidental Trademark Licenses    2.10(k)(i)
Indemnifiable Damages    8.2(a)
Indemnified Person    8.2(a)
Intellectual Property    2.10(a)(xiv)

Intellectual Property Rights    2.10(a)(xv)
Interested Party    2.13
July Balance Sheet    5.14(c)
Key Employee    Recitals
Letter of Transmittal    1.4(a)(i)
Material Contracts    2.16(a)
Merger    Recitals
Merger Sub    Preamble
NDAs    2.10(k)(i)
New Litigation Claim    5.6
Non-Employee Optionholders    1.4(b)
Non-Employee Promised Optionholders    1.4(b)
Notice of Objection    1.6(c)
NWC Calculations    1.6(e)
Offer Letter    Recitals
Open Source Materials    2.10(a)(xvii)
Option Payments    1.3(a)(ii)
Option Waiver    1.4(b)
Ordinary Commercial Agreements    2.11(f)
Outbound Licenses    2.10(a)(xvi)
Parachute Payment Waiver    1.2(b)(xx)
Paying Agent    1.4(a)(ii)
Per Claim Threshold    8.3(a)
Personnel Agreements    2.10(k)(i)
PFIC    2.11(s)
Promised Option Payments    5.8
Promised Option Waiver    1.2(b)(xxii)
Promised Optionholders    2.2(d)
Proprietary Information and Technology    2.10(a)(xviii)
R&D Sponsor    2.10(e)
Requisite Stockholder Approval    6.3(g)
Restrictive Covenant Agreement    Recitals
Retention Awards    5.13
Revested Cash    1.4(c)
Reviewing Accountant    1.6(e)
Sales Taxes    2.11(e)
Section 280G Payments    5.16
Separation Agreement    5.10(a)
Service Provider Licenses    2.10(k)(i)
Settlement Payment    8.8
Significant Customer    2.21
Significant Vendor    2.22
Special Claims    8.3(d)
Spreadsheet    5.8
Standard Customer Contract    2.10(a)(xix)
Standard Inbound Licenses    2.10(a)(xx)
Stockholder Agreement    Recitals
Stockholder Notice    5.1(c)
Surviving Corporation    1.1(a)
Termination Date    7.1(b)
Third-Party Intellectual Property    2.10(a)(xxi)
Transactions    Recitals
Transfer Taxes    1.8
Vested In the Money Option    1.3(a)(ii)
Vesting Agreement    Recitals
WARN Act    2.12(n)
Withholding Agent    1.9
Written Consent    Recitals